                                                                   EXHIBIT 10.22

                     * * * * * * * * * * * * * * * * * * * *

                                      LEASE

                             VALLEY BUSINESS PARK II

                     * * * * * * * * * * * * * * * * * * * *

                                     BETWEEN

                             SCM MICROSYSTEMS, INC.
                                    (TENANT)

                                       AND

                         CARRAMERICA REALTY CORPORATION
                                   (LANDLORD)

                                TABLE OF CONTENTS

                                                                                                          Page
                                                                                                          ----
1.       LEASE AGREEMENT.............................................................................       1
2.       RENT........................................................................................       2
3.       PREPARATION AND CONDITION OF PREMISES; TENANT'S POSSESSION; REPAIRS AND MAINTENANCE.........      10
4.       SERVICES AND UTILITIES......................................................................      11
5.       ALTERATIONS AND REPAIRS.....................................................................      12
6.       USE OF PREMISES.............................................................................      15
7.       GOVERNMENTAL REQUIREMENTS AND BUILDING RULES................................................      17
8.       WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE................................................      19
9.       FIRE AND OTHER CASUALTY.....................................................................      22
10.      EMINENT DOMAIN..............................................................................      22
11.      RIGHTS RESERVED TO LANDLORD.................................................................      23
12.      DEFAULTS....................................................................................      24
13.      LANDLORD REMEDIES...........................................................................      26
14.      SURRENDER...................................................................................      28
15.      HOLDOVER....................................................................................      28
16.      SUBORDINATION TO GROUND LEASES AND MORTGAGES................................................      29
17.      ASSIGNMENT AND SUBLEASE.....................................................................      30
18.      CONVEYANCE BY LANDLORD......................................................................      33
19.      ESTOPPEL CERTIFICATE........................................................................      33
20.      LEASE DEPOSIT...............................................................................      34
21.      TENANT'S PERSONAL PROPERTY AND FIXTURES.....................................................      35
22.      NOTICES.....................................................................................      35
23.      QUIET POSSESSION............................................................................      36
24.      REAL ESTATE BROKERS.........................................................................      36
25.      MISCELLANEOUS...............................................................................      36
26.      UNRELATED BUSINESS INCOME...................................................................      39
27.      BUILDING RENOVATIONS........................................................................      39
28.      HAZARDOUS SUBSTANCES........................................................................      40
29.      EXCULPATION.................................................................................      41
30.      COMMUNICATIONS AND COMPUTER LINES...........................................................      42
31.      OPTION TO EXTEND............................................................................      42
32.      PERSONAL PROPERTY...........................................................................      44
32.      EXISTING TENANT.............................................................................      44

                                      LEASE

         THIS LEASE (the "Lease") is dated as of March 3, 2003 (for reference purposes only) between CARRAMERICA REALTY CORPORATION, a Maryland corporation ("Landlord") and the Tenant as named in the Schedule below. The term "Project" means the six (6) buildings, the land appurtenant thereto ("Land"), and other improvements located thereon commonly known as "Valley Business Park II", located in San Jose, California. The "Premises" means that portion of the Project leased to Tenant and described in the Schedule and outlined on Exhibit A attached hereto. The building in which the Premises is located shall be referred to herein as the "Building". The following schedule (the "Schedule") is an integral part of this Lease. Terms defined in this Schedule shall have the same meaning throughout the Lease.

                                    SCHEDULE

         1.       TENANT: SCM Microsystems, Inc., a Delaware corporation

         2.       PREMISES: 225 Charcot Avenue, San Jose, California

         3.       BUILDING: 225-231 Charcot Avenue, San Jose, California

         4. RENTABLE SQUARE FOOTAGE OF THE PREMISES: Approximately 13,494 rentable square feet

         5. TENANT'S PROPORTIONATE SHARE: 49.1% (based upon a total of 27,488 rentable square feet in the Building)

         6. LEASE DEPOSIT: Prepaid Rent equal to $12,144.60 and Security Deposit equal to $13,494.00, totaling $25,638.60

         7. PERMITTED USE: General office, software and hardware design, engineering, sales, warehouse, light assembly and manufacturing, research and development

         8. TENANT'S REAL ESTATE BROKER FOR THIS LEASE: Cornish and Carey Commercial

         9.       LANDLORD'S REAL ESTATE BROKER FOR THIS LEASE: None

         10. TENANT IMPROVEMENTS: See Section 3.A and the Tenant Improvement Agreement attached hereto as Exhibit C

         11. COMMENCEMENT DATE: The Commencement Date shall be sixty (60) days following the later of (a) the "Substantial Completion Date" of the "Tenant Improvements" (each as defined in Exhibit C attached hereto), and (b) the date Landlord has tendered possession of the Premises in the condition required under this Lease and Tenant shall be able to legally occupy the Premises except to the extent that any work being performed by the Tenant in the Premises delays or interferes with obtaining any applicable permits or approvals from the appropriate governmental authorities required for the legal occupancy of the Premises by Tenant.

         12. TERM/TERMINATION DATE: The Term of this Lease shall be for three (3) years commencing on the Commencement Date and expiring on the calendar day preceding the third (3rd) anniversary of the Commencement Date; provided, however, that if the Commencement Date shall occur on a date other than the first day of a calendar month, the Termination Date shall be the last day of the calendar month in which the third (3rd) anniversary of the Commencement Date occurs

         13.      PARKING STALLS: Forty-Eight (48) unassigned stalls, and four
                  (4) stalls (as reasonably designated by Landlord and Tenant prior to the Commencement Date) shall be designated as "Reserved Spaces", subject to applicable Governmental Requirements (as defined in Section 5.1.4(c) below), including any applicable transportation management program applicable to the Project. Such Reserved Spaces shall be designated by signs or other markings to be installed by Tenant at its expense, but subject to Landlord's approval thereof in accordance with the provisions of Section 6.2 below.

         14.      BASE RENT:

    Period         Monthly Base Rent       Annual Base Rent
    ------         -----------------       ----------------
1st Lease Year        $12,144.60             $145,735.20

2nd Lease Year        $12,819.30             $153,831.60

3rd Lease Year        $13,494.00             $161,928.00

         15.      RENEWAL OPTION: One (1) option to extend for a period of three
                  (3) additional years

Exhibit A - OUTLINE OF THE PREMISES
Exhibit B - RULES AND REGULATIONS
Exhibit C - TENANT IMPROVEMENT AGREEMENT
Exhibit D - COMMENCEMENT DATE CONFIRMATION (see Section 1.A)
Exhibit E - ENVIRONMENTAL QUESTIONNAIRE
Exhibit F - TENANT IMPROVEMENT GUIDELINES
Exhibit G - SIGNAGE
Exhibit H - INITIAL ALTERATIONS
Exhibit I - BILL OF SALE

         1. LEASE AGREEMENT. On the terms stated in this Lease, Landlord leases the Premises to Tenant, and Tenant leases the Premises from Landlord, for the Term beginning on the Commencement Date and ending on the Termination Date unless extended or sooner terminated pursuant to this Lease. This Lease shall be effective on the date that this Lease is fully executed and delivered by Landlord to Tenant (the "Effective Date").

                  A.       Commencement Date.

                           1.       The commencement date ("Commencement Date")
for this Lease is the date set forth in the Schedule, provided that if the Commencement Date (as defined below) does not occur on or before the date which is ninety (90) days following the Effective Date (the "Premises Delivery Deadline"), Tenant, as its sole remedy, shall have the right to cancel this Lease by giving written notice of such cancellation to Landlord at any time after the Premises Delivery Deadline and prior to the date Landlord delivers possession of the Premises to Tenant, in which case this Lease shall be cancelled effective thirty (30) days after Landlord's receipt of Tenant's cancellation notice, unless Landlord delivers possession of the Premises to Tenant within said thirty (30) day period; provided, however, that the Premises Delivery Deadline shall be extended by the number of days that the Substantial Completion Date is delayed due to any Force Majeure Delay (as defined below). In the event of such cancellation by Tenant, neither party shall have any obligations to the other under this Lease, except for obligations arising before such cancellation and Landlord shall return to Tenant the Security Deposit and any other payments made by Tenant which are applicable to any period of time following the effective date of the cancellation of this Lease. Following the Commencement Date, Landlord shall prepare and deliver to Tenant a Commencement Date Confirmation substantially in the form attached hereto as Exhibit D that sets forth both the Commencement Date and Termination Date for this Lease. Tenant shall execute the Commencement Date Confirmation and deliver the executed original of the same to Landlord within three (3) business days of Tenant's receipt thereof. Tenant's failure to timely execute and return the Commencement Date Confirmation document to Landlord shall be conclusive evidence of Tenant's agreement with the information as set forth therein. This Lease shall be a binding contractual obligation effective upon execution and delivery hereof by Landlord and Tenant, notwithstanding the later commencement of the Lease Term. For purposes of this Lease, the term "Force Majeure Delay" means any delay attributable to one or more of the following causes: strike, lockout or other labor disturbance, civil disturbance, fire, flood, lightning, earthquake, or other act of God or the public enemy, war, riot, sabotage, blockade, embargo, accident, interruption of utilities or services, inability to obtain necessary materials, supplies or labor, action or inaction on the part of any government or regulatory body, or any other similar cause which is beyond the reasonable control of Landlord.

                           2.       If Landlord is delayed in completing
Landlord's Work or in delivering possession of the Premises to Tenant as a result of any Tenant Delay (as defined below), (a) the Substantial Completion Date shall be deemed to have occurred on the date the Substantial Completion Date would have occurred in the absence of such Tenant Delay, as reasonably determined by Landlord or Landlord's architect, and (b) Tenant shall be responsible for and shall pay any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay. For purposes of this Lease, the term "Tenant Delay" means a delay in the substantial completion of Landlord's Work or the delivery of possession of the Premises to Tenant, to the extent caused by the act, omission, neglect or failure of Tenant or any of Tenant's agents, employees, contractors or subcontractors. For purposes of this Lease, "Landlord's Work" shall mean the work described in Exhibit C-1 attached hereto, which shall be performed at no cost to Tenant using Building standard methods and materials and in accordance with Landlord's standard specifications for the Project.

                  B. Termination Date. The termination date ("Termination Date") of this Lease is the date set forth in the Schedule.

                  C. Early Occupancy. During the period commencing on the Effective Date and ending on the Commencement Date (the "Early Occupancy Period"), Tenant shall be permitted to enter and occupy the Premises for any purpose, provided that (i) Tenant's early entry does not materially interfere with Landlord's performance of the Tenant Improvements, and (ii) prior to Tenant's entry in the Premises, Tenant shall furnish to Landlord certificates of insurance reasonably satisfactory to Landlord evidencing Tenant's compliance with the requirements of Section 8.C below. Tenant's occupancy of the Premises during the Early Occupancy Period shall be subject to all of the terms, covenants and conditions of this Lease, except that Landlord agrees that Tenant's obligation to pay Base Rent, Operating Cost Share Rent and Tax Share Rent (as such terms are defined in Sections 2.A(1) through 2.A(3) below) during the Early Occupancy Period shall be waived.

         2.       RENT.

                  A. Types of Rent. Tenant shall pay the following Rent in the form of a check to Landlord at the following address:

                               CarrAmerica Realty Corporation
                               Valley Business Park II
                               P.O. Box 642922
                               Pittsburgh, PA 15264-2922

or by wire transfer as follows:

                               Account Name:   Carr America Realty Corporation
                                               t/a Valley Business Park II
                               Bank Name:      PNC Bank
                               Transit Number: 043-000-096
                               Account Number: 1004339188
                               Notification:   Lease Administration (CarrAmerica
                                               Realty Corporation re SCM
                                               Microsystems, Inc.)
                               Telephone:      (202) 729-3852

or in such other manner as Landlord may notify Tenant.

                           1.  Base Rent in monthly installments in
advance, the first monthly installment payable concurrently with the execution of this Lease and thereafter on or before the first day of each month of the Term in the amount set forth on the Schedule.

                           2.       Operating Cost Share Rent equal to Tenant's
Proportionate Share (as set forth in the Schedule) of Operating Costs for the applicable Fiscal Year (as defined in Section 2.C(5) below), paid monthly in advance in an estimated amount. The definition of Operating Costs and the method for billing and payment of Operating Cost Share Rent are set forth in Sections 2.B, 2.C and 2.D. In addition to the Operating Cost Share Rent, Tenant shall pay to Landlord management fees not to exceed one percent (1%) of Tenant's Base Rent.

                           3.       Tax Share Rent equal to Tenant's
Proportionate Share of Taxes for the applicable Fiscal Year, paid monthly in advance in an estimated amount. A definition of Taxes and the method for billing and payment of Tax Share Rent are set forth in Sections 2.B, 2.C and 2.D.

         As used in this Lease, the term "Rent" means Base Rent, Operating Cost Share Rent, Tax Share Rent and all other costs, expenses, liabilities, and amounts which Tenant is required to pay under this Lease ("Additional Rent"), including any interest for late payment. Tenant's agreement to pay Rent is an independent covenant, with no right of setoff, deduction or counterclaim of any kind, except as expressly set forth in this Lease.

                  B.       Payment of Operating Cost Share Rent and Tax Share
Rent.

                           1.       Payment of Estimated Operating Cost Share
Rent and Tax Share Rent.

                           (a)      Before the Commencement Date and by April 1
of each succeeding Fiscal Year, or as soon as reasonably possible thereafter, Landlord shall give Tenant notice of its estimate of the payments to be made pursuant to Sections 2.A(2) and 2.A(3) above for the then applicable Fiscal Year. Landlord may revise these estimates by written notice to Tenant whenever it obtains more accurate information, such as the final real estate tax assessment or tax rate for the Project, in which event subsequent monthly payments by Tenant for such Fiscal Year shall be based upon such revised estimate.

                           (b)      Within thirty (30) days after receiving
Landlord's notice regarding the original or revised estimate of the monthly payments to be made pursuant to Sections 2.A(2) and 2.A(3) above for a particular Fiscal Year, Tenant shall pay Landlord an amount equal to the product of such estimated monthly payments (as set forth in Landlord's notice), multiplied by the number of months that have elapsed in the applicable Fiscal Year to the date of such payment including the current month, minus any payments on account thereof previously made by Tenant for the months elapsed. On the first day of each month thereafter, Tenant shall pay Landlord the estimated monthly payments as set forth in Landlord's most recent notice, until a new estimate becomes applicable.

                           2.       Correction of Operating Cost Share Rent and
Tax Share Rent. Within one hundred fifty (150) days after the close of each Fiscal Year or as soon after such 150-day period as practicable, Landlord shall deliver to Tenant a statement of (a) Operating Costs and Taxes for such Fiscal Year, and (b) the payments made by Tenant under Section 2.B(1) above for such Fiscal Year (the "Annual Expense Statement"). If, on the basis of such Annual Expense Statements, Tenant owes an amount that is less than the estimated payments for such Fiscal Year previously made by Tenant, Landlord, at its election, shall either promptly refund the amount of the overpayment to Tenant or, if this Lease is still in effect, credit such excess against Tenant's subsequent obligations to pay Rent. If, on the basis of such Annual Expense Statements, Tenant owes an amount that is more than the estimated payments for such Fiscal Year previously made by Tenant, Tenant shall pay the deficiency to Landlord within twenty (20) days after Landlord's delivery of such Annual Expense Statements to Tenant.

         C.       Definitions.

                  1.       Included Operating Costs.

                           (a)      "Operating Costs" means any expenses, costs
and disbursements of any kind other than Taxes, paid or incurred by Landlord in connection with the management, maintenance, operation, insurance (including the related deductibles), repair and other related activities in connection with any part of the Project and of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith, including, without limitation, (i) the cost of providing those services required to be furnished by Landlord under this Lease, and (ii) the cost of all electricity, water, gas, sewers, oil and other utilities (collectively, "Utilities"), including any surcharges imposed, serving the Project or any part thereof (but excluding the cost of electricity directly billed to Tenant or other tenants in the Project), and any amounts, taxes, charges, surcharges, assessments or impositions levied, assessed or imposed upon the Project or any part thereof, or upon Tenant's use and occupancy thereof, as a result of any rationing of Utilities services or restriction on the use of Utilities affecting the Project or any part thereof. Operating Costs shall also include the costs of any capital improvements made which are intended to reduce Operating Costs or improve safety, and those made to keep the Project in compliance with Governmental Requirements (as defined in Section 5.A(3)(c) below) applicable from time to time or to repair or replace existing capital improvements, facilities and equipment within the Project, such as the roof membrane and resurfacing of the parking areas (collectively, "Included Capital Items"); provided, that the costs of any Included Capital Item shall be amortized by Landlord, together with an amount equal to interest at ten percent (10%) per annum, over the estimated useful life of such item and such amortized costs are only included in Operating Costs for that portion of the useful life of the Included Capital Item which falls within the Term, unless the cost of the Included Capital Item is less than Ten Thousand Dollars ($10,000) in which case it shall be expensed in the year in which it was incurred.

                           (b)      If the Project contains more than one
building, then Operating Costs shall include (i) all Operating Costs fairly allocable to the Building, and (ii) a proportionate share (based on the gross rentable area of the Building (i.e., 27,488 RSF) as a percentage of the gross rentable area of all of the buildings in the Project (i.e., 166,928 RSF) of all Operating Costs which relate to the Project in general and are not fairly allocable to any one building in the Project.

                           (c)      If the Project is not fully occupied during
any portion of any Fiscal Year, Landlord may adjust (an "Equitable Adjustment") Operating Costs to equal what would have been incurred by Landlord had the Project been fully occupied. This Equitable Adjustment shall apply only to Operating Costs which are variable and therefore increase as occupancy of the Project increases. Landlord may incorporate the Equitable Adjustment in its estimates of Operating Costs.

                           (d)      If any tenant of the Project contracts
directly with Landlord or a third party for any services, including Utilities, for which Tenant pays Landlord pursuant to Section 2.A(2) above, the total costs of such services for the Project shall be "grossed up" to reflect what those costs would have been had such tenant(s) not directly contracted for such services.

                  2. Excluded Operating Costs. Operating Costs shall not include:

                           (a) costs of installing leasehold improvements for tenants or occupants or prospective tenants or occupants of the Project;

                           (b) costs of capital improvements other than Included Capital Items;

                           (c) interest and principal payments on mortgages or any other debt costs (except as provided in Section 2.C(1) above with regard to Included Capital Items), or rental payments on any ground lease of the Project;

                           (d)      real estate brokers' leasing commissions;

                           (e)      legal fees, space planner fees and
                                    advertising expenses incurred with regard to leasing the Project or portions thereof;

                           (f) any cost or expenditure for which Landlord is reimbursed, by insurance proceeds or otherwise, except by Operating Cost Share Rent;

                           (g) the cost of any service furnished to any office tenant of the Project which Landlord does not make available to Tenant;

                           (h) depreciation (except on any Included Capital Items);

                           (i) franchise or income taxes imposed upon Landlord, except to the extent imposed in lieu of all or any part of Taxes;

                           (j) legal and auditing fees incurred for the benefit of Landlord such as collecting delinquent rents, preparing tax returns and other financial statements, and audits other than those incurred in connection with the preparation of reports required pursuant to
                                    Section 2.B above;

                           (k) the wages of any employee for services not related directly to the management, maintenance, operation and repair of the Project;

                           (l) fines, penalties and interest incurred by Landlord for late payment by Landlord or violations of law;

                           (m) the cost of repairs or other work occasioned by any fire or other casualty (as described in Section 9 below), to the extent that Landlord shall receive proceeds of such insurance, or to the extent that Landlord would have received such proceeds if Landlord had maintained the insurance required by this Lease (provided that costs of repairing an insured casualty to the extent of the deductible amount under the applicable insurance policy shall constitute an Operating Cost);

                           (n) the cost of decorating, improving for tenant occupancy, painting or redecorating portions of the Building to be demised to tenants, including permit, license and inspection costs;

                           (o) costs incurred solely as a result of Landlord's violation of any terms and conditions of this Lease or any other lease relating to the Project;

                           (p)      the cost related to the presence of
                                    Hazardous Substances in violation of
                                    Governmental Requirements in, on, or about the Project; provided, however, that the costs of routine monitoring of and testing for Hazardous Substances in, on, or about the Project shall be an Operating Cost;

                           (q) costs to repair, replace or restore the structural portions of the Building (including the roof structure, foundation, floor slab, exterior walls and interior structural supports) or the structural portions of the parking facilities serving the Building; and

                           (r) costs of and arising from correcting defects in construction of the Project (as opposed to the cost of normal repair, maintenance and replacement expected with the construction materials and equipment installed in the Project in light of their specifications) or to comply with any law applicable to the Project on the Commencement Date; and

                           (s)      expense reserves.

                  3.       Taxes.

                           (a)      "Taxes" means any and all taxes, assessments
and charges of any kind, general or special, ordinary or extraordinary, levied against the Project, which Landlord shall pay or become obligated to pay in connection with the ownership, leasing, renting, management, use, occupancy, control or operation of the Project or of the personal property, fixtures, machinery, equipment, systems and apparatus used in connection therewith. Taxes shall include real estate taxes, personal property taxes, sewer rents, water rents, special or general assessments, transit taxes, ad valorem taxes, and any tax levied on the rents hereunder or the interest of Landlord under this Lease (the "Rent Tax"). Taxes shall also include all fees and other costs and expenses paid by Landlord in reviewing any tax and in seeking a refund or reduction of any Taxes, whether or not the Landlord is ultimately successful. Taxes shall also include any assessments or fees paid to any business park owners association, or similar entity, which are imposed against the Project pursuant to any Covenants, Conditions and Restrictions ("CC&R's") recorded against the Project and any installments of principal and interest required to pay any existing or future general or special assessments for public improvements, services or benefits, and any increases resulting from reassessments imposed in connection with any change in ownership or new construction. Notwithstanding anything to the contrary herein, the term "Taxes" shall not include any charges, levies, or fees levied on Landlord's rental income, unless such tax or assessment is imposed in lieu of real property taxes.

                           (b)      If the Project contains more than one
building, then Taxes shall include (i) all Taxes fairly allocable to the Building, and (ii) a proportionate share (based on the gross rentable area of the Building as a percentage of the gross rentable area of all of the buildings in the Project) of all Taxes which relate to the Project in general and are not fairly allocable to any one building in the Project.

                           (c)      For any year, the amount to be included in
Taxes (i) from taxes or assessments payable in installments, shall be the amount of the installments (with any interest) due and payable during such year, and
(ii) from all other Taxes, shall at Landlord's election be the amount accrued, assessed, or otherwise imposed for such year or the amount due and payable in such year. Any refund or other adjustment to any Taxes by the taxing authority, shall apply during the year in which the adjustment is made. Taxes shall not include (i) any net income (except Rent Tax), capital, stock, succession, transfer, franchise, gift, estate or inheritance tax, or (ii) any tax, levy, assessment, charge or surcharge imposed as a direct result of contamination of the Project by any Hazardous Substances, as opposed to the imposition of such a charge on a more general basis.

                  4. Lease Year. "Lease Year" means each consecutive twelve month period beginning with the Commencement Date, except that if the Commencement Date is not the first day of a calendar month, then the first Lease Year shall be the period from the Commencement Date through the final day of the calendar month during which the first anniversary of the Commencement Date occurs, and subsequent Lease Years shall be each succeeding twelve month period during the Term following the first Lease Year.

                  5. Fiscal Year. "Fiscal Year" means each calendar year during which any portion of the Term occurs (e.g., the first Fiscal Year shall be the calendar year during which the Commencement Date occurs).

         D.       Computation of Base Rent and Rent Adjustments.

                  1. Prorations. If (a) the Commencement Date is a date other than January 1, (b) the Termination Date is a date other than December 31,
(c) this Lease terminates early, or (d) the size of the Premises increases or decreases, then in each such event, the Base Rent, the Operating Cost Share Rent and Tax Share Rent shall be equitably adjusted to reflect such event on a basis determined by Landlord to be consistent with the principles underlying the provisions of this Section 2.

                  2. Interest Rate. Any sum due from Tenant to Landlord not paid when due shall bear interest from the date due until paid at the lesser of twelve percent (12%) per annum or the maximum rate permitted by law (the "Interest Rate").

                  3. Rent Adjustments. The square footage of the Premises and the Building set forth in the Schedule are conclusively deemed to be the actual square footage thereof, without regard to any subsequent remeasurement thereof. If any Operating Cost paid in one Fiscal Year relates to more than one Fiscal Year, Landlord may proportionately allocate such Operating Cost among the related Fiscal Years.

                  4. Books and Records. Landlord shall maintain books and records reflecting the Operating Costs and Taxes in accordance with sound accounting and management practices. Tenant and a certified public accountant employed by a certified public accounting firm and working on a non-contingency fee basis shall have the right to inspect Landlord's records at Landlord's applicable local office or other location designated by Landlord upon at least seventy-two (72) hours' prior notice during normal business hours during the ninety (90) days following Landlord's delivery of the Annual Expense Statement to Tenant. The results of any such inspection shall be kept strictly confidential by Tenant and its agents, and Tenant and its certified public accountant must agree, in their contract for such services, to such confidentiality restrictions and shall specifically agree that the results shall not be made available to any other tenant of the Project (and in connection with the foregoing, prior to exercising its rights hereunder, Tenant and its agents shall sign a confidentiality agreement acceptable to Landlord). Unless Tenant sends to Landlord any written exception to an Annual Expense Statement within said ninety (90) day period, such Annual Expense Statement shall be deemed final and accepted by Tenant and Tenant waives any other rights pursuant to applicable law to inspect Landlord's books and records and/or to contest the amount Operating Costs and/or Taxes due hereunder. Tenant shall pay the amount shown on any Annual Expense Statement in the manner prescribed in this Lease, whether or not Tenant takes any such written exception, without any prejudice to such exception. If Tenant makes a timely exception, Landlord shall cause an independent certified public accountant to issue a final and conclusive resolution of Tenant's exception. If, according to such accountant, Landlord's original determination of annual Operating Costs and Taxes overstated the amounts thereof, in the aggregate, by three percent (3%) or less or understated the amounts thereof, then Tenant shall pay the reasonable cost of the certification, and, in the case of an understatement, shall pay to Landlord the deficiency in

Tenant's payment of Operating Costs and Taxes within twenty (20) days following Tenant's receipt of such certification. If, according to such certification, Landlord's original determination of annual Operating Costs and Taxes overstated the amounts thereof, in the aggregate, by more than three percent (3%), then Landlord shall pay the cost of the certification and shall, at its election, either promptly refund the amount of Tenant's overpayment of Operating Costs and Taxes or, if this Lease is still in effect, credit such overpayment against Tenant's subsequent obligations to pay Operating Costs and Taxes.

                           5.       Miscellaneous. So long as Tenant is in
monetary default of any obligation under this Lease, Tenant shall not be entitled to any refund of any amount from Landlord. If this Lease is terminated for any reason prior to the annual determination of Operating Cost Share Rent or Tax Share Rent, either party shall pay the full amount due to the other within fifteen (15) days after Landlord's notice to Tenant of the amount when it is determined. Landlord may commingle any payments made with respect to Operating Cost Share Rent and Tax Share Rent, without payment of interest.

                  E. Additional Rent Upon Default by Tenant. Landlord and Tenant acknowledge that to induce Tenant to enter into this Lease, and in consideration of Tenant's agreement to perform all of the terms, covenants and conditions to be performed by Tenant under this Lease, as and when performance is due during the Term, Landlord has incurred (or will incur) significant costs, including, without limitation, the following: (i) expenditures incurred in connection with the performance of Landlord's Work (as defined in the Tenant Improvement Agreement attached hereto as Exhibit C), (ii) payment of the Alterations Allowance (as defined in Section 5.E below), (iii) commissions to Landlord's and/or Tenant's real estate broker, (iv) attorneys' fees and related costs incurred and/or paid by Landlord in connection with the negotiation and preparation of this Lease, and/or (v) the rent abatement granted to Tenant during the Early Occupancy Period described above (collectively, the "Inducements"). Landlord and Tenant further acknowledge that Landlord would not have granted the Inducements to Tenant but for Tenant's agreement to perform all of the terms, covenants, conditions and agreements to be performed by it under this Lease for the entire Term, and that Landlord's agreement to incur such expenditures and grant such concessions is, and shall remain, conditioned upon Tenant's faithful performance of all of the terms, covenants, conditions and agreements to be performed by Tenant under this Lease for the entire Term. Accordingly, if a default by Tenant shall occur hereunder, following any applicable notice and opportunity to cure, Landlord shall be relieved of any unfulfilled obligation to grant Inducements hereunder, or to incur further expenses in connection therewith, and Tenant shall pay, as liquidated damages for Landlord's granting the Inducements and not as a penalty, within ten (10) days after the occurrence of the default following any applicable notice and opportunity to cure, as Additional Rent, the unamortized amount of those Inducements incurred or granted prior to the date of the default (the "Pre-Default Inducements"). Landlord may or, at Tenant's request, shall, after the occurrence of a default following any applicable notice and opportunity to cure, forward a statement to Tenant setting forth the amount of the Pre-Default Inducements, but the failure to deliver such a statement shall not be or be deemed to be a waiver of the right to collect the Pre-Default Inducements or to extend the date upon which such amount shall be due and payable. For purposes of this Section 2.E, the unamortized amount of the Pre-Default Inducements shall equal the remaining principal component, measured on the date of the default, of a level-payment amortization over the initial Term of this Lease of a principal amount equal to the Pre-Default

Inducements, including interest at the Interest Rate. Notwithstanding the foregoing, Landlord agrees that it will seek to enforce its right to recover Pre-Default Inducements only in connection with a bankruptcy of Tenant where this Lease is rejected or deemed rejected under Section 362 of the Code.

         3. PREPARATION AND CONDITION OF PREMISES; TENANT'S POSSESSION; REPAIRS AND MAINTENANCE.

                  A. Condition of Premises. Except as otherwise set forth herein, Landlord is leasing the Premises to Tenant "as is", without any obligation to alter, remodel, improve, repair or decorate any part of the Premises and without any express or implied representations or warranties of any kind, except for (i) "Landlord's Work" and (ii) Landlord's representation that, as of the date set forth in parts (a) and (b) of Section 11 of the Schedule, the roof of the Building will be in good condition, the Premises will be in good and clean operating condition and repair, the Building Systems will be in good operating condition and repair, and there will be no leases of the Premises other than this Lease. Landlord shall, as Tenant's sole and exclusive remedy for any non-compliance with the foregoing representation, promptly after receipt of notice from Tenant remedy any non-compliance with such representation at Landlord's sole cost and expense.

                  B. Tenant's Possession. Tenant's taking possession of any portion of the Premises shall be conclusive evidence that the Premises was in good order, repair and condition subject to (i) any Punch-List Items and (ii) latent defects of which Tenant gives Landlord written notice within one (1) year after the Substantial Completion Date.

                  C.       Repairs and Maintenance.

                           1.       Tenant's Obligations. Except to the extent
of Landlord's obligations under Section 3.C(2) below, Tenant shall, throughout the Term at its expense, make all repairs necessary to keep the Premises, Tenant's fixtures and personal property, in good order, condition and repair and in compliance with all applicable Governmental Requirements. Tenant's repair, maintenance and replacement obligations shall be performed under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, and shall include, without limitation, all plumbing and sewage facilities within the Premises, fixtures, interior walls and ceiling, floors, windows (including the repairing, resealing, cleaning and replacing of both interior and exterior windows), doors, entrances, plate glass, showcases, all electrical facilities and equipment, including lighting fixtures, lamps, fans and any exhaust equipment and systems, electrical motors and all other appliances and equipment of every kind and nature located in, upon or about the Premises. Tenant shall also be responsible for all pest control within the Premises, and for all trash removal and disposal from the Premises. Tenant shall obtain HVAC systems preventive maintenance contracts with bimonthly or monthly service in accordance with manufacturer recommendations, which shall be subject to the reasonable prior written approval of Landlord and paid for by Tenant, and which shall provide for and include replacement of filters, oiling and lubricating of machinery, parts replacement, adjustment of drive belts, oil changes and other preventive maintenance, including annual maintenance of duct work, interior unit drains and caulking at sheet metal, and recaulking of jacks and vents on an annual basis. Tenant shall have the benefit of all warranties available to Landlord regarding the equipment in such HVAC systems. Alternatively, Landlord may elect to perform all or some of the foregoing repairs and maintenance itself, at Tenant's expense, to the Building Systems (as defined in Section 5.B(2) below). Landlord may also perform any maintenance or repairs itself, at Tenant's expense, to the extent Tenant fails to perform such maintenance or repairs as required herein within applicable notice and cure periods. At the expiration or earlier termination of this Lease, or Tenant's right to possession, Tenant shall return the Premises to Landlord in the condition required under Section 14 below.

                           2.       Landlord's Obligations. Except as otherwise
provided in Section 9 below, Landlord agrees to make all necessary repairs to
(a) the structural parts of the Building, which structural parts include only the foundation and subflooring of the Building and the structural condition of the roof and the exterior walls of the Building (but excluding the interior surfaces of exterior walls and exterior and interior of all windows, doors, ceiling and plate glass, which shall be maintained and repaired by Tenant), (b) the roof membrane and (c) the common areas of the Project, and to maintain the same in reasonably good order and condition, subject to inclusion of the costs thereof in Operating Costs; provided, however, that subject to the provisions of
Section 8.F below, any damage arising from the acts of Tenant or any Tenant Parties (as defined in Section 8.B(1) below) shall be repaired by Landlord at Tenant's sole expense, and Tenant shall pay Landlord, on demand, the reasonable cost of any such repair. Landlord may also, but shall not be required to, enter the Premises at all reasonable times upon one (1) business day prior written notice (except in the case of an emergency) to make such repairs, alterations, improvements or additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. The cost of any repairs made by Landlord on account of Tenant's default, or on account of the willful misconduct or neglect by Tenant or any Tenant Parties anywhere in the Project, shall become Additional Rent payable by Tenant on demand. As a condition precedent to all of Landlord's repair and maintenance obligations under this Lease, Tenant must have notified Landlord of the need of such repairs or maintenance (other than routine maintenance). Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code and any similar or successor law, statute or ordinance now or hereafter in effect regarding Tenant's right to make repairs and deduct the cost of such repairs from the Rent due under this Lease.

         4. SERVICES AND UTILITIES. Tenant shall promptly pay, as the same become due, all charges for water, gas, electricity, telephone, sewer service, waste pick-up and any other utilities, materials and services furnished directly to or used by Tenant on or about the Premises during the Term, including, without limitation, (i) meter, use and/or connection fees, hook-up fees, or standby fees, and (ii) penalties for discontinued interrupted service. Any interruption or cessation of utilities resulting from any causes, including any entry for repairs pursuant to this Lease, and any renovation, redecoration or rehabilitation of any area of the Project, shall not render Landlord liable for damages to either person or property or for interruption or loss to Tenant's business, nor be construed as an eviction of Tenant, nor work an abatement of any portion of Rent, nor relieve Tenant from fulfillment of any covenant or agreement hereof; provided, however, that if (i) an interruption of the Project services prevents Tenant from occupying all or a material portion of the Premises for the Permitted Use for a period of at least seven (7) consecutive days and (ii) such interruption was caused by the gross negligence or willful misconduct of Landlord, its agents or employees, then monthly Rent shall thereafter be proportionately abated during the period of such interruption. Nothing in this Section 4 shall limit the parties' rights and obligations under
Section 9 hereof, in the event of a casualty affecting the Building or Premises. Landlord shall make commercially reasonable efforts to give Tenant at least forty-eight (48) hours prior written notice of any scheduled interruption in Project services to the Premises.

         5.       ALTERATIONS AND REPAIRS.

                  A.       Landlord's Consent and Conditions.

                           1.       1. Except for Minor Alterations (as defined
below), Tenant shall not make any improvements or alterations to the Premises (the "Work") without in each instance submitting plans and specifications for the Work to Landlord and obtaining Landlord's prior written consent. Tenant shall pay Landlord's actual costs incurred for review of all of the plans and all other items submitted by Tenant. Landlord will be deemed to be acting reasonably in withholding its consent for any Work which (a) impacts the base structural components or the Building Systems, (b) impacts any other tenant's premises, (c) is visible from outside the Premises, or (d) would utilize building materials or equipment which are inconsistent with Landlord's standard building materials and equipment for the Building. Subject to Landlord's review and approval of plans and specifications therefor, Landlord hereby approves the Work described in Exhibit H attached hereto and agrees that Tenant may surrender such Work upon the termination of the Lease.

                           2.       Landlord's approval shall not be required
for Work on the interior of the Premises costing less than Ten Thousand Dollars ($10,000.00) per project ("Minor Alterations"), provided that (a) Landlord would not have the right to reasonably withhold consent to the Work pursuant to clauses (1)(a) through (1)(d) of Section 5.A(1) above; and (b) Tenant provides Landlord with written notice of such Minor Alteration, which shall include a copy of any governmental permits required to complete such Minor Alteration, prior to commencing construction of such Minor Alteration.

                           3.       Tenant shall pay for the cost of all Work,
including the cost of any and all approvals, permits, fees and other charges which may be required as a condition of performing such Work.

                           4.       The following requirements shall apply to
all Work:

                                    (a)   Prior to commencement, Tenant shall
furnish to Landlord building permits, certificates of insurance satisfactory to Landlord, and, at Landlord's request, security for payment of all costs. However, Landlord shall not have the right to require that Tenant provide any payment or performance bonds for any Alterations unless the cost of any such project exceeds Fifty Thousand Dollars ($50,000).

                                    (b)   Tenant shall perform all Work so as to
maintain peace and harmony among other contractors serving the Project and shall avoid interference with other work to be performed or services to be rendered in the Project.

                                    (c)   The Work shall be performed in a good
and workmanlike manner, meeting the standard for construction and quality of materials in the Building, and shall comply with all insurance requirements and all applicable governmental laws, ordinances, regulations or requirements of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project, including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by applicable laws now or hereafter in effect (collectively, "Governmental Requirements").

                                    (d)   Tenant shall perform all Work so as to
minimize or prevent disruption to other tenants, and Tenant shall comply with all reasonable requests of Landlord in response to complaints from other tenants.

                                    (e)   Tenant shall perform all Work in
compliance with any "Policies, Rules and Procedures for Construction Projects" which may be in effect at the time the Work is performed, including, without limitation, the Tenant Improvement Guidelines attached hereto as Exhibit F.

                                    (f)   All Work shall be performed only by
contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that (i) Landlord may, in its reasonable discretion, specify engineers, general contractors, subcontractors, and architects to perform work affecting the Building Systems; and (ii) if Landlord consents to any Work that requires work to be performed outside the Premises, Landlord may elect to perform such work at Tenant's expense.

                                    (g)   Tenant shall permit Landlord to
supervise all Work, including, without limitation, the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Work as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any Governmental Requirements, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord's continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans.

                                    (h)   Landlord may charge a supervisory fee
not to exceed three percent (3%) of labor, material, and all other costs of the Work to compensate Landlord for management and supervision of the progress for any Work which Tenant requests that Landlord act as the construction manager or supervisor for such Work (but in no event shall any fee be charged in connection with the Work described on Exhibit H).

                                    (i)   Upon completion, Tenant shall furnish
Landlord with contractor's affidavits and full and final statutory waivers of liens, as-built plans and specifications, and receipted bills covering all labor and materials, and all other close-out documentation related to the Work, including any other information required under any "Policies, Rules and Procedures for Construction Projects" which may be in effect at the time.

                  B. Repairs. If any part of the mechanical, electrical or other systems in the Premises (e.g., HVAC, life safety or automatic fire extinguisher/sprinkler system) (collectively, the "Building Systems") shall be damaged during the performance of the Work, Tenant shall promptly notify Landlord, and Landlord may elect to repair such damage at Tenant's expense. Alternatively, Landlord may require Tenant to repair such damage at Tenant's sole expense using contractors approved by Landlord.

                  C. No Liens. Tenant has no authority to cause or permit any lien or encumbrance of any kind to affect Landlord's interest in the Project; any such lien or encumbrance shall attach to Tenant's interest only. If any mechanic's lien shall be filed or claim of lien made for work or materials furnished to Tenant, then Tenant shall at its expense within ten (10) days thereafter either discharge, bond over or contest the lien or claim. If Tenant contests the lien or claim, then Tenant shall (i) within such ten (10) day period, provide Landlord adequate security for the lien or claim, (ii) contest the lien or claim in good faith by appropriate proceedings that operate to stay its enforcement, and (iii) pay promptly any final adverse judgment entered in any such proceeding. If Tenant does not comply with these requirements, Landlord may discharge the lien or claim, and the amount paid, as well as attorney's fees and other expenses incurred by Landlord, shall become Additional Rent payable by Tenant on demand.

                  D. Ownership of Improvements. All Work as defined in this Section 5, partitions, hardware, equipment, machinery and all other improvements and all fixtures, (except trade fixtures, any satellite and other telecommunications equipment and personal property installed in the Premises at Tenant's expense ("Tenant's Property")), constructed in the Premises by either Landlord or Tenant, (i) shall become Landlord's property upon installation without compensation to Tenant, unless Landlord consents otherwise in writing, and (ii) shall, at Landlord's option, either (a) be surrendered to Landlord with the Premises at the termination of the Lease or of Tenant's right to possession, or (b) be removed in accordance with Section 14 below (provided Landlord at the time it gives its consent to the performance of such construction expressly notifies Tenant in writing that it will require such removal). Notwithstanding anything to the contrary herein, Tenant's Property shall at all times remain Tenant's property and Tenant shall be entitled to all depreciation, amortization and other tax benefits with respect thereto. Except for utility installations or alterations which cannot be removed without structural injury to the Premises, at any time Tenant may remove Tenant's Property from the Premises, provided Tenant repairs all damage caused by such removal. Tenant shall be entitled to all insurance proceeds and condemnation awards and settlements payable with respect to Tenant's Property.

                  E.       Alterations Allowance.

                           1.       Subject to the provisions of Section 5.E(3)
below, Landlord agrees to contribute to the costs of any Work that Tenant performs in the Premises pursuant to this Section 5, including, without limitation, the installation of furniture, fixtures, equipment and cabling, the amount of Seventy-Four Thousand Two Hundred Seventeen Dollars ($74,217.00)

(the "Alterations Allowance"). Upon notice to Landlord, Tenant may credit any unused portion of the Alterations Allowance against payment of Rent next becoming due.

                           2.       Provided that this Lease is then in full
force and effect, Landlord shall pay the Alterations Allowance to Tenant within thirty (30) days after satisfaction of each of the following conditions: (a) Tenant's delivery to Landlord of invoices and other satisfactory evidence of the cost of the Work, along with such other supporting information as Landlord may reasonably request; (b) with respect to any portion of the Work requiring a building permit, Tenant's delivery to Landlord of a certificate issued by Tenant's architect certifying, for the benefit of Landlord, that such Work has been completed in accordance with plans and specifications approved by Landlord and in compliance with all applicable Governmental Requirements; (c) the lien period for the Work shall have expired and no lien shall have been filed and remain outstanding in connection therewith, or, if said lien period has not expired, Tenant shall furnish to Landlord lien waivers and certifications in a form reasonably acceptable to Landlord, verifying that all bills relating to the Work have been paid in full; and (d) Tenant's delivery to Landlord of as-built plans and specifications for the Work, if appropriate (provided that, in all cases, Tenant shall deliver to Landlord reasonably detailed plans and specifications for its cabling) (the documentation required to be submitted by Tenant pursuant to clauses (a) through (d) above is herein referred to as the "Required Allowance Documentation"). Tenant shall pay for all costs of the Work performed hereunder in excess of the Alterations Allowance.

                           3.       Notwithstanding the foregoing provisions of
this Section 5.E to the contrary, if Tenant fails to deliver to Landlord a request for disbursement of the Alterations Allowance, together with the Required Allowance Documentation, within ninety (90) days following the Commencement Date, Landlord shall disburse the Alterations Allowance to Tenant within thirty (30) days of the expiration of such period.

         6.       USE OF PREMISES.

                  A. Limitation on Use. Tenant shall use the Premises only for the Permitted Use stated in the Schedule and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.. Tenant shall not allow any use of the Premises which will negatively affect the cost of coverage of Landlord's insurance on the Project. Tenant shall not allow any inflammable or explosive liquids or materials to be kept on the Premises, except those disclosed by Tenant in the completed Environmental Questionnaire provided to Landlord pursuant to Section 27.E below. Tenant shall not allow any use of the Premises which would cause the value or utility of any part of the Premises to diminish or would interfere with any other tenant or with the operation of the Project by Landlord. Tenant shall not permit any nuisance or waste to occur in, on, or about the Project, or allow any offensive noise or odor in or around the Project. At the end of each business day, or more frequently if necessary, Tenant shall deposit all garbage and other trash (excluding any inflammable, explosive and/or hazardous materials) in trash bins or containers approved by Landlord in locations designated by Landlord from time to time. If any governmental authority shall deem the Premises to be a "place of public accommodation" under the Americans with Disabilities Act ("ADA") or any other comparable law as a result of Tenant's use, Tenant shall either modify its use to cause such authority to rescind its designation or be responsible for any alterations, structural or otherwise, required to be made to the Building or the Premises under such laws.

                  B. Signs. Tenant shall not place on any portion of the Premises any sign, placard, lettering, banner, displays, graphic, decor or other advertising or communicative material which is visible from the exterior of the Premises without Landlord's prior written approval. Any approved signs shall strictly conform to all Governmental Requirements, any CC&R's recorded against the Project, and Landlord's signage standards in effect at the time, and shall be installed and removed at Tenant's expense. Tenant, at its sole expense, shall maintain such signs in good condition and repair during the Term. Prior to the expiration or earlier termination of this Lease, Tenant at its sole cost shall remove all of its exterior signage and repair any and all damage caused to the Building and/or Project (including and fading or discoloration) by such signs and/or the removal of such signs from the Building and/or Project. Landlord hereby approves of Tenant's installation of signage as described on Exhibit H hereto.

                  C. Parking. Tenant, at no additional cost, shall have the non-exclusive right to park in the Project's parking facilities in common with other tenants of the Project upon terms and conditions, as may from time to time be established by Landlord. Tenant agrees not to overburden the parking facilities (i.e., use more than the number of unassigned parking stalls or Reserved Spaces indicated on the Schedule) and agrees to cooperate with Landlord and other tenants in the Project in the use of the parking facilities. Landlord reserves the right in its reasonable discretion to determine whether the parking facilities are becoming crowded and to allocate and assign parking passes among Tenant and the other tenants in the Project. Landlord shall have the right to charge Tenant the portion that Landlord reasonably deems allocable to Tenant of any charges (e.g., fees or taxes) imposed by the Regional Air Quality Control Board or other governmental or quasi-governmental agency in connection with the parking facilities (e.g., in connection with operation or use of the parking facilities). Landlord shall not be liable to Tenant, nor shall this Lease be affected, if any parking is impaired by (or if any parking charges are imposed as a result of) any moratorium, initiative, referendum, law, ordinance, regulation or order passed, issued or made by any governmental or quasi-governmental body. Tenant's continued right to use the parking spaces is conditioned upon Tenant abiding by all reasonable and non-discriminatory rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located, including any sticker or other identification system established by Landlord, Tenant's cooperation in seeing that Tenant's employees and visitors also comply with such rules and regulations under this Lease. Landlord specifically reserves the right to change the size, configuration, design, layout and all other aspects of the Project parking facility at any time and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Project parking facility for a reasonable period of time for purposes of permitting or facilitating any such construction, alteration or improvements; provided, however, that Landlord shall locate and secure alternate parking arrangements for Tenant within walking distance of the Building or provide reasonable shuttle service. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord. The parking passes rented by Tenant pursuant to this Section 6.C are provided to Tenant solely for use by Tenant's own personnel and such passes may not be transferred, assigned, subleased or otherwise alienated by Tenant (other than pursuant to a permitted assignment of the Lease or permitted sublease of any of the Premises) without Landlord's prior approval, which shall not be unreasonably withheld or delayed. Landlord shall not oversubscribe parking.

                  D. Prohibition Against Use of Roof and Structure of Building. Tenant shall be prohibited from using all or any portion of the roof of the Building or any portion of the structure of the Building during the Term of this Lease (or any extensions thereof) for any purposes (including without limitation for the installation, maintenance and repair of a satellite dish and/or other telecommunications equipment), without Landlord's prior written consent, which Landlord may withhold in its reasonable discretion. Notwithstanding the foregoing, Landlord shall grant Tenant with reasonable access to the roof of the Building as may be reasonably necessary to allow Tenant to perform its HVAC and other maintenance obligations hereunder, provided that such access shall be subject to any reasonable rules and restrictions that Landlord may impose from time to time; provided, however, that Tenant may, subject to Landlord's reasonable prior written consent, use the roof for the installation and maintenance of a non-revenue producing satellite dish to service Tenant's business in the Premises. Landlord has made no representations or promise as to the suitability or effectiveness of any part of the roof for Tenant's proposed use, or as to any Governmental Requirements applicable to Tenant's proposed use.

                           1.       Tenant shall submit to Landlord, with any
request for consent of any rooftop equipment, plans and specifications therefor, which must include, without limitation, the design, size and features of the rooftop equipment and mounting structure, floor and power load requirements, cabling installations, the means of affixing or mounting the rooftop equipment, and the means of connecting the rooftop equipment to the Building's electrical system and to the Premises. Tenant acknowledges and agrees that, if Landlord consents to Tenant's use of any portion of the roof of the Building, such use shall be non-exclusive and subject to Landlord's approval of location, plans and installation pursuant to Section 5 of this Lease and such rules and regulations as Landlord may prescribe, including, without limitation, with regard to (a) the location, size, type and methods of installation of the proposed rooftop equipment, (b) requirements to prevent electrical, electromagnetic, radio frequency or other interference with other telecommunication equipment on or about the Building, (c) rooftop space availability, (d) restrictions on penetration of the roof surface, (e) rooftop access rights, and (f) removal requirements upon the expiration or earlier termination of this Lease.

                           2.       Nothing herein shall limit or restrict
Landlord's rights under Section 11.N, or require Landlord to obtain Tenant's consent prior to exercising such rights.

         7.       GOVERNMENTAL REQUIREMENTS AND BUILDING RULES.

                  A. Compliance in Premises. Tenant shall, at its sole cost and expense, (1) comply with all Governmental Requirements; with any occupancy certificate issued for the Premises; and with the provisions of all recorded documents affecting the Premises, insofar as any thereof relates to or affects the condition, use or occupancy of the Premises; and (2) take all proper and necessary action to cause the Premises, including any repairs, replacements, alterations and improvements thereto, to be maintained, constructed, used and occupied in compliance with applicable Governmental Requirements, including any applicable code and

ADA requirements, whether or not such requirements are based on Tenant's use of the Premises, and further to assume all responsibility to ensure the Premises' continued compliance with all Governmental Requirements, including applicable code and ADA requirements, throughout the Term. Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Section 7.A. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant; provided, however, that, unless necessitated by Tenant's particular use of the Premises or any improvements to or alterations of the Premises made by or on behalf of Tenant, Tenant shall have no obligation to make structural repairs or alterations to the Premises to comply with Governmental Requirements.

                  B. Compliance in Common Areas. Subject to reimbursement as an Operating Cost as provided in Section 2 above, Landlord shall perform any work required under any applicable Governmental Requirements, including the ADA, to be performed in the common areas of the Project, except that Tenant shall be solely responsible for all such compliance work which is required as a result of Tenant's particular use or activities or which relate to Tenant's proposed alterations or repairs. With respect to any code compliance work required outside the Premises for which Tenant is responsible hereunder, Landlord shall have the right to perform such work, or require that Tenant perform such work with contractors, subcontractors, engineers and architects approved by Landlord; and if Landlord elects to perform such work outside the Premises, Tenant shall reimburse Landlord for the cost of such work within ten (10) days following receipt of invoices therefor. Landlord makes no representations or warranties regarding the Project's or the Premises' compliance with applicable Governmental Requirements as of the date of this Lease; provided, however, that Landlord represents to Tenant that, as of the date of this Lease, Landlord has not received any written notice from any governmental authority that the Building is in violation of any Governmental Requirements, which violation remains uncured. If it is determined that the foregoing representation was untrue when made, Landlord shall, as Tenant's sole and exclusive remedy, perform such work as may be required by such Governmental Requirements, but only to the extent that failure to do so would result in an obligation or liability accruing to Tenant or result in an imminent and material adverse impact on Tenant's occupancy of or access to the Premises.

                  C. Rules and Regulations. Tenant shall also comply with all reasonable rules for the Project which may be established and amended from time to time by Landlord; provided, however, Tenant shall not be responsible for compliance with any rule promulgated after the date of this Lease until Landlord has made a reasonable effort to notify Tenant of such rule. The present rules and regulations are contained in Exhibit B. Provided that Landlord acts reasonably and in good faith in enforcing them, Landlord shall not be responsible for the failure by another tenant to comply with the rules and such failure shall not relieve Tenant of its obligation to comply with the rules. Provided that Landlord acts reasonably and in good faith in enforcing them, Landlord shall not be responsible for the failure by another tenant to comply with the rules and such failure shall not relieve Tenant of its obligation to comply with the rules. Landlord shall use reasonable efforts to apply the rules and regulations uniformly with respect to Tenant and any other tenants in the Project under leases containing rules and regulations similar to this Lease. If Tenant performs alterations or repairs, Tenant shall comply with the provisions of

Section 5 of this Lease and also any applicable reasonable policies, rules and regulations for construction projects which may be established and in effect at the time.

         8.       WAIVER OF CLAIMS; INDEMNIFICATION; INSURANCE.

                  A. Waiver of Claims. Neither Landlord nor the other Indemnitees (as defined below) shall be liable to Tenant or to any Tenant Parties (as defined below), and Tenant waives all claims against Landlord and such other Indemnitees, for any injury to or death of any person or for loss of use of or damage to or destruction of property in or about the Premises or Project by or from any cause whatsoever, including without limitation, earthquake or earth movement, gas, fire, oil, electricity or leakage from the roof, walls, basement or other portion of the Premises or Project, except only, with respect to any Indemnitee, to the extent such injury, death or damage is caused by the gross negligence or willful misconduct of such Indemnitee or except to the extent such limitation on liability is prohibited by law. The provisions of this Section 8.A shall survive the expiration or earlier termination of this Lease until all claims within the scope of this Section 8.A are fully, finally, and absolutely barred by the applicable statutes of limitations.

                  B.       Indemnification.

                           1.       Tenant shall indemnify, protect, defend (by
counsel reasonably satisfactory to Landlord) and hold harmless Landlord and its officers, directors, employees and agents (each, an "Indemnitee" and collectively, the "Indemnitees"), and each of them, against any and all obligations, losses, claims, actions (including remedial or enforcement actions of any kind and administrative or judicial proceedings, suits, orders or judgments), causes of action, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys' and consultants' fees and expenses) (collectively, "Claims") arising from any of the following, including, but not limited to, Claims brought by or on behalf of employees of Tenant, with respect to which Tenant waives, for the benefit of the Indemnitees, any immunity to which Tenant may be entitled under any worker's compensation laws: (a) any cause in, on or about the Premises, (b) any negligence or willful misconduct of Tenant or any person or entity claiming by or through Tenant (including any assignee or subtenant), or any of their respective members, partners, employees, contractors, agents, customers, visitors, licensees or other persons in or about the Project by reason of Tenant's occupancy of the Premises (each a "Tenant Party" and, collectively, "Tenant Parties"), or (c) Tenant's breach of its obligations under this Lease, either prior to, during, or after the expiration of the Lease Term; provided, however, that, with respect to any Indemnitee, Tenant's obligations under this Section shall be inapplicable to the extent such Claims arise solely from the gross negligence or willful misconduct of such Indemnitee or to the extent such obligations are prohibited by applicable law.

                           2.       Tenant's duty to defend Landlord and the
other Indemnitees under this Section 8.B is separate and independent of Tenant's duty to indemnify the Indemnitees. The duty to defend includes claims for which the Indemnitees may be liable without fault or strictly liable. The duty to defend applies regardless of whether the issues of negligence, liability, fault, default, or other obligation on the part of Tenant Parties have been determined. The duty to defend applies immediately, regardless of whether any Indemnitees have paid any sums or incurred any detriment arising out of or relating (directly or indirectly) to any Claims. The parties expressly intend that Indemnitees shall be entitled to obtain summary adjudication or summary judgment regarding Tenant's duty to defend the Indemnitees at any stage of any claim or suit within the scope of this Section.

                           3.       Tenant's obligations under this Section
shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 8.B are fully, finally, and absolutely barred by the applicable statutes of limitations.

                  C. Tenant's Insurance. Tenant shall maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

                           1.       Commercial General Liability Insurance, with
(a) Contractual Liability including the indemnification provisions contained in this Lease, (b) a severability of interest endorsement, (c) limits of not less than Two Million Dollars ($2,000,000) combined single limit per occurrence and not less than Two Million Dollars ($2,000,000) in the aggregate for bodily injury, sickness or death, and property damage, and umbrella coverage of not less than Five Million Dollars ($5,000,000).

                           2.       Property Insurance against "All Risks" of
physical loss covering the replacement cost of all Tenant's fixtures and personal property and business interruption.

                           3.       Workers' compensation or similar insurance
in form and amounts required by law, and Employer's Liability with not less than the following limits:

Each Accident:            $500,000
Disease--Policy Limit:    $500,000
Disease--Each Employee:   $500,000

                  Tenant's insurance shall be primary and not contributory to that carried by Landlord, its agents, or mortgagee. Landlord, and if any, Landlord's building manager or agent, mortgagee and ground lessor shall be named as additional insureds under the insurance required of the Tenant in Section 8.C(1). The company or companies writing any insurance which Tenant is required to maintain under this Lease, as well as the form of such insurance, shall at all times be subject to Landlord's approval, and any such company shall be licensed to do business in the state in which the Building is located. Such insurance companies shall have a A.M. Best rating of A VI or better.

                           4.       Tenant shall cause any contractor of Tenant
performing work on the Premises to maintain insurance as follows, with such other terms, coverages and insurers, as Landlord shall reasonably require from time to time:

                                    (a)   Commercial General Liability
Insurance, including contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement, and contractor's protective liability coverage, to afford protection with limits, for each occurrence, of not less than One Million Dollars ($1,000,000) with respect to personal injury, death or property damage.

                                    (b)   Workers' compensation or similar
insurance in form and amounts required by law, and Employer's Liability with not less than the following limits:

Each Accident:             $500,000
Disease--Policy Limit:     $500,000
Disease--Each Employee:    $500,000

                  Such insurance shall contain a waiver of subrogation provision in favor of Landlord and its agents. Tenant's contractor's insurance shall be primary and not contributory to that carried by Tenant, Landlord, their agents or mortgagees. Tenant and Landlord, and if any, Landlord's building manager or agent, mortgagee or ground lessor shall be named as additional insured on Tenant's contractor's insurance policies.

                  D. Insurance Certificates. Tenant shall deliver to Landlord certificates evidencing all required insurance no later than five (5) days prior to the Commencement Date and each renewal date. Each certificate will provide for thirty (30) days prior written notice of cancellation to Landlord and Tenant.

                  E. Landlord's Insurance. Subject to reimbursement as an Operating Cost in accordance with the provisions of Section 2 hereof, Landlord shall procure and maintain in effect throughout the Term of this Lease commercial general liability insurance, property insurance and/or such other types of insurance as are normally carried by reasonably prudent owners of commercial properties substantially similar to the Project. Such coverages shall be in such amounts, from such companies and on such other terms and conditions as Landlord may from time to time reasonably determine, and Landlord shall have the right, but not the obligation, to change, cancel, decrease or increase any insurance coverages in respect of the Building, add additional forms of insurance as Landlord shall deem reasonably necessary, and/or obtain umbrella or other policies covering both the Building and other assets owned by or associated with Landlord or its affiliates, in which event the cost thereof shall be equitably allocated.

                  F. Waiver of Subrogation. Notwithstanding anything to the contrary herein, Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises from a risk which is actually insured against, which is required to be insured against under the Lease, or which would normally be covered by "all risk" property insurance, without regard to the negligence of the person or entity so released, whether or not the party suffering the loss or damage actually carries any insurance, recovers under any insurance or self insures the loss or damage. Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease. All of Landlord's and Tenant's repair and indemnity obligations under the Lease shall be subject to the waiver and release contained in this paragraph.

         9.       FIRE AND OTHER CASUALTY.

                  A. Termination. If a fire or other casualty causes damage to the Building or the Premises, and sufficient insurance proceeds will be available to Landlord to cover the cost of any restoration to the Building and Premises, Landlord shall engage a registered architect to estimate, within one (1) month of the casualty, to both Landlord and Tenant the amount of time needed to restore the Building and the Premises to tenantability, using standard working methods without the payment of overtime and other premiums. If the time needed exceeds nine (9) months from the beginning of the restoration, or two (2) months therefrom if the restoration would begin during the last twelve (12) months of the Lease, then in the case of the Premises, either Landlord or Tenant may terminate this Lease, and in the case of the Building, Landlord may terminate this Lease, by notice to the other party within ten (10) days after the notifying party's receipt of the architect's estimate. If sufficient insurance proceeds will not be available to Landlord to cover the cost of any restoration to the Building or the Premises, Landlord may terminate this Lease by written notice to Tenant. Any termination pursuant to this Section 9.A shall be effective thirty (30) days from the date of such termination notice and Rent shall be paid by Tenant to that date, with an abatement for any portion of the Premises which has been untenantable after the casualty. Notwithstanding the foregoing, Landlord shall not have the right to terminate the Lease if the damage is relatively minor (e.g. repair or restoration would cost less than ten percent (10%) of the replacement cost of the Building) and is due to a risk required to be insured against by Landlord under this Lease.

                  B. Restoration. If a casualty causes damage to the Building or the Premises but this Lease is not terminated for any reason, then subject to the rights of any mortgagees or ground lessors, Landlord shall obtain the applicable insurance proceeds and diligently restore the Building and the Premises subject to current Governmental Requirements. Landlord's obligation, should it elect or be obligated to repair or rebuild, shall be limited to the basic Premises, building-standard tenant improvements, or the basic Building, as the case may be, and Tenant shall, at Tenant's expense, replace or fully repair damaged improvements made pursuant to Section 5 hereof, any tenant improvements in excess of the building standard, personal property and fixtures. Rent shall be abated on a per diem basis during the restoration for any portion of the Premises which is untenantable, except to the extent that: (i) the casualty was caused by the gross negligence or intentional misconduct of Tenant, its agents, employees, contractors, subtenants or assignees, or (ii) Landlord does not receive insurance proceeds sufficient to cover the rent interruption during such period provided that Landlord carries the insurance required by this Lease. Tenant shall not be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's personal property and trade fixtures or any inconvenience occasioned by such damage, repair or restoration. Tenant hereby waives the provisions of Section 1932, Subdivision 2, and Section 1933, Subdivision 4, of the California Civil Code, and the provisions of any similar law hereinafter enacted.

         10. EMINENT DOMAIN. If a part of the Project is taken by eminent domain or deed in lieu thereof which is so substantial that the Premises cannot reasonably be used by Tenant for the operation of its business, then either party may terminate this Lease effective as of the date of the taking. If any substantial portion of the Project is taken without affecting the Premises, then Landlord may terminate this Lease as of the date of such taking. Rent shall abate from the date of the taking in proportion to any part of the Premises taken. The entire award for a taking of any kind shall be paid to Landlord, and Tenant shall have no right to share in the award. All obligations accrued to the date of the taking shall be performed by the party liable to perform said obligations, as set forth herein. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

         11.      RIGHTS RESERVED TO LANDLORD.

                  Landlord may exercise at any time any of the following rights respecting the operation of the Project without liability to Tenant of any kind:

                  A. Name. To change the name of all or any of the Buildings or the Project, or the street address of the Buildings or the suite number(s) of the Premises(provided Landlord gives Tenant at least ninety (90) days prior written notice thereof and pays all of Tenant's actual reasonable costs as a result thereof).

                  B. Signs. To install, modify and/or maintain any signs on the exterior and in the interior of the Buildings or on the Project, and to approve at its reasonable discretion, prior to installation, any of Tenant's signs in the Premises visible from the common areas or the exterior of the Building.

                  C. Window Treatments. To approve, at its reasonable discretion, prior to installation, any shades, blinds, ventilators or window treatments of any kind, as well as any lighting within the Premises that may be visible from the exterior of the Building or any interior common area.

                  D. Keys. To retain and use at any time passkeys to enter the Premises or any door within the Premises (other than to areas Tenant designates as secure), subject to the terms of this Lease. Tenant shall not alter or add any lock or bolt without Landlord's prior consent, which shall not be unreasonably withheld or delayed. Any entry under this Lease (other than in the case of an emergency) shall be subject to Tenant's reasonable security measures and shall not unreasonably interfere with Tenant's use of the Premises.

                  E. Access. To have access to the Premises with twenty-four hours' prior notice (except in the case of an emergency, in which case Landlord shall have the right to immediate access) to inspect the Premises, to post notices of non-responsibility in connection with any Work, to make repairs, alterations, additions or improvements to the Premises or Building, and to perform any other obligations of Landlord hereunder, all without abatement of Rent.

                  F.       Preparation for Reoccupancy. Intentionally Deleted.

                  G. Heavy Articles. To approve the weight, size, placement and time and manner of movement within the Building of any safe, central filing system or other heavy article of Tenant's property. Tenant shall move its property entirely at its own risk.

                  H. Show Premises. To show the Premises to prospective purchasers, tenants, brokers, lenders, mortgagees, investors, rating agencies or others at any reasonable time, provided that Landlord gives prior notice to Tenant and does not materially interfere with

Tenant's use of the Premises. Notwithstanding the foregoing, Landlord shall not show the Premises to tenants or brokers except during the last six (6) months of the Term.

                  I.       Relocation of Tenant. Intentionally Deleted.

                  J. Use of Lockbox. To designate a lockbox collection agent for collections of amounts due Landlord. In that case, the date of payment of Rent or other sums shall be the date of the agent's receipt of such payment or the date of actual collection if payment is made in the form of a negotiable instrument thereafter dishonored upon presentment. However, Landlord may reject any payment for all purposes as of the date of receipt or actual collection by mailing to Tenant within a reasonable time after such receipt or collection a check equal to the amount sent by Tenant.

                  K. Repairs and Alterations. To make repairs or alterations to the Project and in doing so transport any required material through the Premises, to close entrances, doors, corridors, elevators and other facilities in the Project, to open any ceiling in the Premises, or to temporarily suspend services or use of common areas in the Building; provided that, subject to the next succeeding sentence, Landlord shall, in connection with the foregoing work, use commercially reasonable efforts to minimize interference with Tenant's business in the Premises and shall in all events provide Tenant with reasonable access to the Premises. Landlord may perform any such repairs or alterations during ordinary business hours, except that Tenant may require any work in the Premises to be done after business hours if Tenant pays Landlord for overtime and any other expenses incurred. Landlord may do or permit any work on any nearby building, land, street, alley or way.

                  L. Building Services. To install, use and maintain through the Premises, pipes, conduits, wires and ducts serving the Building, provided that such installation, use and maintenance does not unreasonably interfere with Tenant's use of the Premises.

                  M. Use of Roof. To permit Landlord (or any entity selected by Landlord) to install, operate, maintain and repair any satellite dish, antennae, equipment, or other facility on the roof of the Building or to use the roof of the Building in any other manner, provided that such installation, operation, maintenance, repair or use does not unreasonably interfere with Tenant's satellite or other telecommunications equipment or Tenant's use of the Premises.

                  N. Other Actions. To take any other action which Landlord deems reasonable in connection with the operation, maintenance or preservation of the Building and the Project.

         12.      DEFAULTS.

                  A. Tenant's Default. Any of the following shall constitute a default by Tenant:

                           1.       Rent Default. Tenant fails to pay any Rent
and such failure continues for five (5) days or more following Landlord's notice of such failure;

                           2.       Subordination/Estoppel or Hazardous
Substances Default. Tenant defaults in its obligations (beyond any applicable notice and cure periods) under Section 16 (Subordination), Section 19 (Estoppel Certificate) or Section 28 (Hazardous Substances);

                           3.       Other Performance Default. Tenant fails to
perform any other obligation to Landlord under this Lease, and this failure continues for twenty (20) days after written notice from Landlord or Landlord's agent, except that if Tenant begins to cure its failure within the twenty (20) day period but cannot reasonably complete its cure within such period, then, so long as Tenant continues to diligently attempt to cure its failure, the twenty
(20) day period shall be extended to sixty (60) days, or such lesser period as is reasonably necessary to complete the cure;

                           4.       Credit Default. One of the following credit
defaults occurs:

                                    (a)   Tenant (or any guarantor of Tenant's
obligations hereunder) commences any proceeding under any law relating to bankruptcy, insolvency, reorganization or relief of debts, or seeks appointment of a receiver, trustee, custodian or other similar official for the Tenant (or the guarantor) or for any substantial part of its property, or any such proceeding is commenced against Tenant (or the guarantor) and either remains undismissed for a period of sixty (60) days or results in the entry of an order for relief against Tenant (or the guarantor) which is not fully stayed within thirty (30) days after entry;

                                    (b)   Tenant (or any guarantor of Tenant's
obligations hereunder) becomes insolvent or bankrupt, does not generally pay its debts as they become due, or admits in writing its inability to pay its debts, or makes a general assignment for the benefit of creditors;

                                    (c)   Any third party obtains a levy or
attachment under process of law against Tenant's leasehold interest.

                           5.       Abandonment Default. Tenant abandons the
Premises.

                  Tenant acknowledges and agrees that, notwithstanding the foregoing provisions of this Section 12, Tenant shall be in default for purposes of Section 1161 of the California Code of Civil Procedure immediately following Tenant's failure to perform or comply with any covenants, agreements, terms or conditions of this Agreement to be performed or observed by Tenant, including, without limitation, Tenant's failure to pay Rent when due, and that any notices required to be given by Landlord under this Section 12 shall, in each case, be in lieu of, and not in addition to, any notice required under Section 1161 of the California Code of Civil Procedure, and shall be deemed to satisfy the requirement, if any, that notice be given pursuant to such section.

                  B. Landlord Defaults. Landlord shall be in default hereunder if Landlord has not begun and is pursuing with reasonable diligence the cure of any failure of Landlord to meet its obligations hereunder within thirty (30) days after the receipt by Landlord of written notice from Tenant of the alleged failure to perform. In no event shall Tenant have the right to terminate or rescind this Lease as a result of Landlord's default as to any covenant or agreement contained in this Lease. Tenant hereby waives such remedies of termination and rescission and hereby agrees that Tenant's remedies for default hereunder and for breach of any promise or inducement shall be limited to a suit for damages and/or injunction. In addition, Tenant hereby covenants that, prior to the exercise of any such remedies, Tenant will give notice and a reasonable time to cure any default by Landlord to any holder of a mortgage or deed of trust encumbering Landlord's interest in the Property of which Tenant has been given notice. Notwithstanding anything contained herein to the contrary, Landlord shall not be in default under this Lease to the extent Landlord is unable to perform any of its obligations on account of any prevention, delay, stoppage due to strikes, lockouts, inclement weather, labor disputes, inability to obtain labor, materials, fuels, energy or reasonable substitutes therefor, governmental restrictions, regulations, controls, actions or inaction, civil commotion, fire or other acts of god, national emergency, acts of war or terrorism or any other cause of any kind beyond the reasonable control of Landlord (except financial inability).

         13. LANDLORD REMEDIES. UPON A DEFAULT BEYOND ALL APPLICABLE NOTICE AND CURE PERIODS, LANDLORD SHALL HAVE THE FOLLOWING REMEDIES, IN ADDITION TO ALL OTHER RIGHTS AND REMEDIES PROVIDED BY LAW OR OTHERWISE PROVIDED IN THIS LEASE, TO WHICH LANDLORD MAY RESORT CUMULATIVELY OR IN THE ALTERNATIVE:

                  A. Termination of Lease. Landlord may elect by notice to Tenant to terminate this Lease, in which event, Tenant shall immediately vacate the Premises and deliver possession to Landlord.

                  B. Civil Code Section 1951.4 Remedy. Even though Tenant has breached this Lease, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession, and Landlord shall have all of its rights and remedies, including the right, pursuant to California Civil Code Section 1951.4, to recover all rent as it becomes due under this Lease, if Tenant has the right to sublet or assign, subject only to reasonable limitations. Acts of maintenance or preservation or efforts to relet the Premises or the appointment of a receiver upon initiative of Landlord to protect Landlord's interest under this Lease shall not constitute a termination of Tenant's right to possession unless written notice of termination is given by Landlord to Tenant.

                  C. Lease Termination Damages. If Landlord elects to terminate this Lease, then this Lease shall terminate on the date for termination set forth in such notice. Tenant shall immediately vacate the Premises and deliver possession to Landlord, and Landlord may repossess the Premises and may, at Tenant's sole cost, remove any of Tenant's signs and any of its other property, without relinquishing its right to receive Rent or any other right against Tenant. On termination, Landlord has the right to recover from Tenant as damages:

                           1.       The worth at the time of award of unpaid
Rent and other sums due and payable which had been earned at the time of termination; plus

                           2.       The worth at the time of award of the amount
by which the unpaid Rent and other sums due and payable which after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; plus

                           3.       The worth at the time of award of the amount
by which the unpaid Rent and other sums due and payable for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; plus

                           4.       Any other amount necessary to compensate
Landlord for all the detriment proximately caused by Tenant's failure to perform Tenant's obligations under this Lease, or which, in the ordinary course of things, would be likely to result therefrom, including, without limitation, any costs or expenses incurred by Landlord: (i) in retaking possession of the Premises; (ii) in maintaining, repairing, preserving, restoring, replacing, cleaning, altering or rehabilitating the Premises or any portion thereof, including such acts for reletting to a new tenant or tenants; (iii) for leasing commissions; or (iv) for any other costs necessary or appropriate to relet the Premises; plus

                           5.       At Landlord's election, such other amounts
in addition to or in lieu of the foregoing as may be permitted from time to time by the laws of the State of California.

                  The "worth at the time of award" of the amounts referred to in Sections 13.C(1) and 13.C(2) is computed by allowing interest at the Interest Rate on the unpaid rent and other sums due and payable from the termination date through the date of award. The "worth at the time of award" of the amount referred to in Section 13.C(3) is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%). Tenant waives redemption or relief from forfeiture under California Code of Civil Procedure Sections 1174 and 1179, or under any other present or future law, if Tenant is evicted or Landlord takes possession of the Premises by reason of any default of Tenant hereunder.

                  D. Landlord's Remedies Cumulative. All of Landlord's remedies under this Lease shall be in addition to all other remedies Landlord may have at law or in equity, including, without limitation, the remedy described in California Civil Code Section 1951.4 (pursuant to which Landlord may continue the Lease in effect after Tenant's breach and abandonment and recover as rent as it becomes due if Tenant has the right to sublet or assign the Lease, subject to reasonable limitations). Waiver by Landlord of any breach of any obligation by Tenant shall be effective only if it is in writing, and shall not be deemed a waiver of any other breach, or any subsequent breach of the same obligation. The possession of Tenant's funds, negotiation of Tenant's negotiable instruments, or acceptance of Tenant's payment by Landlord or its agents shall not constitute a waiver of any breach by Tenant, and if such possession, negotiation or acceptance occurs after Landlord's notice to Tenant, or termination of the Lease or of Tenant's right to possession, such possession, negotiation or acceptance shall not affect such notice or termination. Acceptance of payment by Landlord after commencement of a legal proceeding or final judgment shall not affect such proceeding or judgment. Landlord may advance such monies and take such other actions for Tenant's account as reasonably may be required to cure or mitigate any default by Tenant. Tenant shall immediately reimburse Landlord for any such advance, and such sums shall bear interest at the Interest Rate until paid.

                  E. WAIVER OF TRIAL BY JURY. EACH PARTY WAIVES TRIAL BY JURY IF ANY LEGAL PROCEEDING IS BROUGHT BY THE OTHER IN CONNECTION WITH THIS LEASE. EACH PARTY SHALL BRING ANY ACTION

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

AGAINST THE OTHER IN CONNECTION WITH THIS LEASE IN A FEDERAL OR STATE COURT LOCATED IN CALIFORNIA, CONSENTS TO THE JURISDICTION OF SUCH COURTS, AND WAIVES ANY RIGHT TO HAVE ANY PROCEEDING TRANSFERRED FROM SUCH COURTS ON THE GROUND OF IMPROPER VENUE OR INCONVENIENT FORUM. THE PROVISIONS OF THIS SECTION 13.E SHALL SURVIVE THE EXPIRATION OR EARLIER TERMINATION OF THIS LEASE.

         14. SURRENDER. Upon the expiration or earlier termination of this Lease for any reason, Tenant shall surrender the Premises to Landlord in its condition existing as of the date Landlord delivers possession of the Premises to Tenant, normal wear and tear and damage by fire or other casualty, alterations or improvements Tenant is not required to remove and Hazardous Substances which Tenant has no indemnity obligations pursuant to Section 28 excepted, with all interior walls repaired and repainted if marked or damaged, all carpets shampooed and cleaned, all broken, marred or nonconforming acoustical ceiling tiles replaced, all windows washed, the plumbing and electrical systems and lighting in good order and repair, including replacement of any burned out or broken light bulb or ballasts, the HVAC equipment serviced and repaired by a reputable and licensed service firm acceptable to Landlord, and all floors cleaned and waxed, all to the reasonable satisfaction of Landlord. Tenant shall remove from the Premises and the Project all of Tenant's trade fixtures, furniture, moveable equipment and other personal property, and any Work which Landlord elects to be removed pursuant to Section 5.D, and shall restore the Premises to its condition prior to their installation, including, without limitation, repairing all damage caused by the installation or removal of any of the foregoing items. If Tenant does not timely remove such property, then Tenant shall be conclusively presumed to have, at Landlord's election: (a) conveyed such property to Landlord without compensation or (b) abandoned such property, and Landlord may dispose of or store any part thereof in any manner at Tenant's sole cost, without waiving Landlord's right to claim from Tenant all expenses arising out of Tenant's failure to remove the property, and without liability to Tenant or any other person. Landlord shall have no duty to be a bailee of any such personal property. If Landlord elects to consider such property abandoned, Tenant shall be liable to Landlord for the costs of: (i) removal of any such Work or personal property, (ii) storage, transportation, and disposition of the same, and (iii) repair and restoration the Premises, together with interest thereon at the Interest Rate from the date of expenditure by Landlord. In addition, if the Premises are not so surrendered at the termination of this Lease, Tenant shall indemnify Landlord against all loss or liability, including reasonable attorneys' fees and costs, resulting from delay by Tenant in so surrendering the Premises.

         15. HOLDOVER. Tenant shall have no right to holdover possession of the Premises after the expiration or termination of this Lease without Landlord's prior written consent which Landlord may withhold in its sole and absolute discretion. If, however, Tenant retains possession of any part of the Premises after the Term, Tenant shall become a tenant at sufferance only, for the entire Premises upon all of the terms of this Lease as might be applicable to such tenancy, except that Tenant shall pay (a) for the first thirty (30) days of such holding over, an amount equal to one hundred fifty percent (150%) of the Base Rent, Operating Cost, Tax and Utility Cost Share Rent payable by Tenant immediately prior to such holding over; and (b) thereafter, an amount equal to two hundred percent (200%) of the Base Rent, Operating Cost, Tax and Utility Cost Share Rent payable by Tenant immediately prior to such holding over, computed on a monthly basis for each full or partial month Tenant remains in possession.

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

Tenant shall also protect, defend, indemnify and hold Landlord harmless from all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom. No acceptance of Rent or other payments by Landlord under these holdover provisions shall operate as a waiver of Landlord's right to regain possession or any other of Landlord's remedies.

         16.      SUBORDINATION TO GROUND LEASES AND MORTGAGES.

                  A. Subordination. This Lease shall be subordinate to any present or future ground lease or mortgage respecting the Project, and any amendments to such ground lease or mortgage, at the election of the ground lessor or mortgagee as the case may be, effected by notice to Tenant in the manner provided in this Lease. The subordination shall be effective upon such notice, but at the request of Landlord or ground lessor or mortgagee, Tenant shall within ten (10) days of the request, execute and deliver to the requesting party any reasonable documents provided to evidence the subordination. Any mortgagee has the right, at its sole option, to subordinate its mortgage to the terms of this Lease, without notice to, nor the consent of, Tenant. With respect to any Superior Interest to which this Lease is now or shall hereafter become subordinate, Landlord shall use commercially reasonable efforts to obtain from the Holder of such Superior Interest, for the benefit of Tenant, a non-disturbance agreement, in the customary form of such Holder, providing generally that as long as Tenant is not in default (beyond any applicable notice and cure periods) under this Lease, this Lease will not be terminated if such Holder acquires title to the Building or Project by reason of foreclosure proceedings, acceptance of a deed in lieu of foreclosure, or termination of the leasehold interest of Landlord, provided that Tenant attorns to such Holder in accordance with its requirements. Except for making such commercially reasonable efforts, Landlord will be under no duty or obligation hereunder with respect to any Superior Interest, nor will the failure or refusal of the Holder of any Superior Interest to grant a non-disturbance agreement render Landlord liable to Tenant, or affect this Lease, in any manner. Tenant will bear all costs and expenses (including attorneys' fees) of the Holder of such Superior Interest in connection with Landlord's reasonable efforts to obtain a non-disturbance agreement.

                  B. Termination of Ground Lease or Foreclosure of Mortgage. If any ground lease is terminated or mortgage foreclosed or deed in lieu of foreclosure given and the ground lessor, mortgagee, or purchaser at a foreclosure sale shall thereby become the owner of the Project, Tenant shall attorn to such ground lessor or mortgagee or purchaser without any deduction or setoff by Tenant, and this Lease shall continue in effect as a direct lease between Tenant and such ground lessor, mortgagee or purchaser. The ground lessor or mortgagee or purchaser shall be liable as Landlord only during the time such ground lessor or mortgagee or purchaser is the owner of the Project. At the request of Landlord, ground lessor or mortgagee, Tenant shall execute and deliver within ten (10) days of the request any document furnished by the requesting party to evidence Tenant's agreement to attorn.

                  C. Security Deposit. Any ground lessor or mortgagee shall be responsible for the return of any security deposit by Tenant only to the extent the security deposit, if any, is received by such ground lessor or mortgagee.

                  D. Notice and Right to Cure. Tenant agrees to send by registered or certified mail to any ground lessor or mortgagee, identified in any notice from Landlord to Tenant, a copy of any notice of default sent by Tenant to Landlord. If Landlord fails to cure such default within the required time period under this Lease, but ground lessor or mortgagee begins to cure within ten (10) days after such period and proceeds diligently to complete such cure, then ground lessor or mortgagee shall have such additional time as is necessary to complete such cure, including any time necessary to obtain possession if possession is necessary to cure, and Tenant shall not begin to enforce its remedies so long as the cure is being diligently pursued.

                  E. Definitions. As used in this Section 16, "mortgage" shall include "trust deed" and "deed of trust"; "mortgagee" shall include "trustee", "beneficiary" and the mortgagee of any ground lessee; and "ground lessor", "mortgagee", and "purchaser at a foreclosure sale" shall include, in each case, all of its successors and assigns, however remote.

                  F. No Existing Lenders. Landlord represents and warrants that as of the Effective Date of this Lease that the Building is not currently mortgaged.

         17.      ASSIGNMENT AND SUBLEASE.

                  A. In General. Except as otherwise set forth herein, Tenant shall not, without Landlord's prior written consent (not to be unreasonably withheld or delayed), in each case: (i) make or allow any assignment or transfer, by operation of law or otherwise, of any part of Tenant's interest in this Lease, (ii) sublet any part of the Premises, or (iii) permit anyone other than Tenant and its employees to occupy any part of the Premises (all of the foregoing are hereinafter sometimes referred to individually as a "Transfer", and collectively as "Transfers", and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee", and any person by whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferor"). Tenant shall remain primarily liable for all of its obligations under this Lease, notwithstanding any Transfer. No consent granted by Landlord shall be deemed to be a consent to any subsequent Transfer. Tenant shall pay all of Landlord's attorneys' fees and other expenses (not to exceed $2,500, unless a dispute arises, in which event the provisions of Section 25.Z below shall apply) incurred in connection with any consent requested by Tenant or in considering any proposed Transfer. Any Transfer without Landlord's prior written consent shall be void. If Tenant shall assign this Lease or sublet or otherwise Transfer the entire Premises (except with respect to the Permitted Transfers described below) any rights of Tenant to renew this Lease, to extend the Term or to lease additional space in the Project shall be extinguished thereby and will not be transferred to the Transferee, all such rights being personal to the Tenant named herein. In addition, Tenant shall not, without Landlord's prior written consent, which Landlord may withhold in its sole discretion, mortgage, pledge or encumber this Lease, the term or estate hereby granted or any interest hereunder.

                  B. Landlord's Consent. Landlord will not unreasonably withhold its consent to any proposed Transfer. It shall be reasonable for Landlord to withhold its consent to any Transfer if (i) Tenant is in default under this Lease (beyond any applicable notice and cure periods), (ii) the financial responsibility, nature of business, and character of the proposed Transferee are not all reasonably satisfactory to Landlord, (iii) in the reasonable judgment of

Landlord the purpose for which the Transferee intends to use the Premises (or a portion thereof) is not in keeping with Landlord's standards for the Building or are in violation of the terms of this Lease or any other leases in the Project, or (iv) the proposed Transferee is a government entity. The foregoing shall not exclude any other reasonable basis for Landlord to withhold its consent.

                  C. Procedure. Tenant shall notify Landlord of any proposed Transfer at least thirty (30) days prior to its proposed effective date. The notice shall include the name and address of the proposed Transferee, its corporate affiliates in the case of a corporation and its partners in the case of a partnership, a description of the portion of the Premises that is subject to the Transfer (the "Transfer Premises"), a calculation of the Transfer Premium (as defined in Section 17.E below) payable in connection with the Transfer, an executed copy of the proposed Transfer agreement, and sufficient information to permit Landlord to determine the financial responsibility and character of the proposed Transferee (including, without limitation, the most recent financial statements for the proposed Transferee). Landlord shall notify Tenant whether it will approve the Transfer, disapprove the Transfer, or recapture the Premises in accordance with the terms of Section 13.G hereof, within thirty (30) days after the receipt of the foregoing information. As a condition to the effectiveness of any assignment of this Lease, the assignee shall execute and deliver to Landlord, at least fifteen (15) days prior to the effective date of the assignment, a reasonable form of Consent to Assignment, providing for, among other things, an assumption of all of the obligations of Tenant under this Lease. As a condition to the effectiveness of any other Transfer, Transferee shall execute and deliver to Landlord, at least fifteen
(15) days prior to the effective date of such Transfer, a reasonable consent form, providing, among other things, (1) the Transferee's obligation to indemnify Landlord and the other Indemnitees consistent with Tenant's indemnification obligations in Section 8.B above, and (2) the Transferee's agreement that any such Transfer shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any such Transfer, Landlord shall have the right to: (a) treat such Transfer as cancelled and repossess the Transfer Premises by any lawful means, or (b) require that the Transferee attorn to and recognize Landlord as its landlord under any such Transfer. If Tenant shall default and fail to cure within the time permitted for cure under Section 12 above, Landlord is hereby irrevocably authorized to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.

                  D. Change of Management or Ownership. Any transfer of the direct or indirect power to affect the management or policies of Tenant or direct or indirect change in 50% or more of the ownership interest in Tenant shall constitute an assignment of this Lease, provided that the foregoing shall not apply so long as Tenant's stock is publicly held and traded through a national stock exchange.

                  E. Permitted Transfers. Notwithstanding anything to the contrary in this Section 17, if Tenant is not then in default of this Lease (beyond any applicable notice and cure periods), Tenant may assign this Lease or sublet any portion of the Premises (hereinafter collectively referred to as a "Permitted Transfer") without any payment of a Transfer Premium to Landlord or any loss of its rights under this Lease to (i) a parent or subsidiary of Tenant, or an entity under common control with Tenant, (ii) any successor entity to Tenant by way of merger, consolidation or other non-bankruptcy corporate reorganization, (iii) an entity which acquires all or substantially all of Tenant's assets or stock, or (iv) Dazzle Holdings, Inc. (collectively, "Permitted Transferees", and, individually, a "Permitted Transferee"); provided that (1) at least ten (10) business days prior to the Transfer, Tenant notifies Landlord of such Transfer, and supplies Landlord with any documents or information reasonably requested by Landlord regarding such Transfer or Permitted Transferee, including, but not limited to, copies of the sublease or instrument of assignment and copies of documents establishing to the reasonable satisfaction of Landlord that the transaction in question is one permitted under this Section 17.E, (2) at least ten (10) business days prior to the Transfer, Tenant furnishes Landlord with a written document executed by the proposed Permitted Transferee in which such entity assumes all of Tenant's obligations under this Lease with respect to the Transfer Premises, (3) in the case of a Transfer pursuant to clause (ii) above, either (x) the successor entity must have a tangible net worth at the time of the Transfer (i.e., not including intangible assets in the calculation, such as goodwill, patents, copyrights, and trademarks) computed in accordance with generally accepted accounting principles ("Net Worth") that is at least equal to the Net Worth on the date of this Lease of the original named Tenant, or (y) the original Tenant under this Lease shall guaranty this Lease, and (4) any such proposed Transfer is made for a good faith operating business purpose and not, whether in a single transaction or in a series of transactions, be entered into as a subterfuge to evade the obligations and restrictions relating to Transfers set forth in this Section 17.

                  F.       Transfer Premium.

                           1.       If Landlord consents to a Transfer, as a
condition thereto which the parties hereby agree is reasonable, Landlord shall be entitled to receive, as Additional Rent hereunder, fifty percent (50%) of any Transfer Premium derived from such Transfer. As used herein, the term "Transfer Premium" means (a) in the case of an assignment, any consideration (including, without limitation, payment for leasehold improvements) paid by the assignee on account of such assignment, and (b) in the case of any other Transfer, all rent, additional rent or other consideration paid by the Transferee to the Transferor pursuant to such Transfer in excess of the base rent and additional rent payable by such Transferor during the term of the Transfer on a per rentable square foot basis, in the case of (a) or (b), after deducting, any brokerage commissions (not to exceed commissions typically paid in the market at the time of such subletting or assignment), and reasonable attorneys' fees, and reasonable costs of any tenant improvements paid by Tenant in connection with the Transfer ("Recoverable Expenses"). Payment of the portion of the Transfer Premium due Landlord hereunder shall be a joint and several obligation of Tenant and the Transferee, and shall be made to Landlord as follows: (i) in the case of an assignment, the Transferor shall pay fifty percent (50%) the Transfer Premium to Landlord within ten (10) days after the Transferor receives the Transfer Premium; and (ii) in the case of any other Transfer, on the first day of each month during the term of the Transfer, the Transferee shall pay directly to Landlord fifty percent (50%) the amount by which the rent, additional rent or other consideration paid by the Transferee for such month exceeds the base rent and additional rent payable by the applicable Transferor for said month which is allocable to the Transfer Premises, after first deducting the full amount of Recoverable Expenses allocated to such month.

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

                           2.       Upon Landlord's request, Tenant shall
provide Landlord with reasonable documentation of payment of the Recoverable Expenses and Tenant's calculation of the Transfer Premium. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found to be understated, Tenant shall within ten (10) days after demand pay the deficiency, and if understated by more than two percent (2%), Tenant shall pay Landlord's costs of such audit.

                  G. Recapture. Except with respect to the Permitted Transfers, in the case of a proposed assignment, sublease or other Transfer of the entirety of the Premises for the balance of the Lease Term, Landlord may terminate this Lease as to the Transfer Premises by giving Tenant written notice (the "Recapture Notice") within thirty (30) days after Landlord's receipt of Tenant's notice of such proposed Transfer pursuant to the terms of Section 17.C. Such termination shall be effective as of the termination date set forth in Landlord's Recapture Notice, and all obligations of Landlord and Tenant under this Lease as to such terminated space shall expire as of such termination date, except those that expressly survive any termination of this Lease.

                  H. Tenant Remedies. Notwithstanding anything to the contrary in this Lease, if Tenant claims that Landlord has unreasonably withheld or delayed its consent under this Section 17 or otherwise has breached or acted unreasonably under this Section 17, Tenant's sole remedy shall be declaratory judgment and an injunction for the relief sought without any monetary damages, and Tenant hereby waives all other remedies, including, without limitation, any right provided under California Civil Code Section 1995.310 or other applicable laws to terminate this Lease. Tenant shall indemnify, defend and hold harmless Landlord from any and all Claims involving any third party or parties (including without limitation Tenant's broker or proposed transferee) who claim they were damaged by Landlord's withholding or conditioning of Landlord's consent, unless it is determined by a court of competent jurisdiction that Landlord has withheld or conditioned its consent to Tenant's proposed Transfer in bad faith..

         18. CONVEYANCE BY LANDLORD. If Landlord shall at any time transfer its interest in the Project or this Lease, Landlord shall be released of any obligations occurring after such transfer and such transferee's assumption of all of Landlord's obligations under the terms of this Lease, except the obligation to return to Tenant any security deposit not delivered to its transferee, and Tenant shall look solely to Landlord's successors for performance of such obligations. This Lease shall not be affected by any such transfer.

         19. ESTOPPEL CERTIFICATE. Each party shall, within ten (10) days of receiving a request from the other party, execute, acknowledge in recordable form, and deliver to the other party or its designee a certificate stating, subject to a specific statement of any applicable exceptions, that the Lease as amended to date is in full force and effect, that the Tenant is paying Rent and other charges on a current basis, and that to the best of the knowledge of the certifying party, the other party has committed no uncured defaults and has no offsets or claims. The certifying party may also be required to state the date of commencement of payment of Rent, the Commencement Date, the Termination Date, the Base Rent, the current Operating Cost Share Rent and Tax Share Rent estimates, the status of any improvements required to be completed by

Landlord, the amount of any security deposit, and such other matters as may be reasonably requested. Tenant's failure to execute or deliver an estoppel certificate in the required time period shall constitute an acknowledgment by Tenant that the statements included in the estoppel certificate are true and correct, without exception. Tenant's failure to execute or deliver an estoppel certificate or other document or instrument required under this Article 19 in a timely manner shall be a material breach of this Lease.

         20.      LEASE DEPOSIT.

                  A. Tenant shall deposit with Landlord on the date Tenant executes and delivers this Lease the cash sums set forth in the Schedule for both Prepaid Rent and Security Deposit (collectively, the "Lease Deposit"). The Prepaid Rent shall be applied by Landlord against the first full monthly installment of Base Rent payable hereunder. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all its obligations under this Lease. Tenant agrees that, if Tenant fails to pay any Rent, or otherwise defaults (beyond any applicable notice and cure periods) with respect to any provision of this Lease, Landlord may(but shall not be obligated to), and without prejudice to any other remedy available to Landlord, use, apply or retain all or any portion of the Security Deposit for the payment of any Rent in default (beyond any applicable notice and cure periods) or for the payment of any other sum to which Landlord may become obligated by reason of Tenant's default (beyond any applicable notice and cure periods), or to compensate Landlord for any loss or damage which Landlord may suffer thereby, including, without limitation, prospective damages and damages recoverable pursuant to California Civil Code Section 1951.2. Tenant waives the provisions of California Civil Code Section 1950.7, and all other provisions of law now in force or that become in force after the date of execution of this Lease, that restrict the use or application of the Security Deposit by Landlord. If Landlord uses or applies all or any portion of the Security Deposit as provided above, Tenant shall, within three (3) days after demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount thereof, and Tenant's failure to do so shall, at Landlord's option, be a default under this Lease with no opportunity to cure. The Security Deposit, or so much thereof as has not theretofore been applied by Landlord, shall be returned to Tenant (or, at Landlord's option, to the last assignee, if any, of Tenant's interest hereunder) within thirty (30) days following the expiration of the Term or earlier termination of the Lease and after Tenant has vacated the Premises; provided, however, that if this Lease is terminated by Landlord pursuant to
Article 13 above, or by Tenant in a bankruptcy proceeding pursuant to 11 U.S.C.
Section 365, Landlord may retain the Security Deposit and apply the same against its damages recoverable pursuant to California Civil Code Section 1951.2. Landlord shall not be deemed to hold the Security Deposit in trust nor be required to keep the Security Deposit separate from its general funds, and Tenant shall not be entitled to any interest on the Security Deposit. The Security Deposit shall not be construed as an advance payment of Rent nor liquidated damages, and if Landlord's claims hereunder exceed the Security Deposit, Tenant shall remain liable for the balance of such claims.

                  B. If Landlord transfers its interest in the Project or this Lease, Landlord may transfer the Security Deposit to its transferee. Upon such transfer, Landlord shall have no further obligation to return the Security Deposit to Tenant, and Tenant's right to the return of the Security Deposit shall apply solely against Landlord's transferee.

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

         21.      TENANT'S PERSONAL PROPERTY AND FIXTURES. Intentionally
Deleted.

         22. NOTICES. All notices, consents, approvals and similar communications to be given by one party to the other under this Lease, shall be given in writing, mailed or personally delivered as follows:

                  A.       Landlord. To Landlord as follows:

                           CarrAmerica Realty Corporation
                           1810 Gateway Drive, Suite 150
                           San Mateo, CA 94404
                           Attn: Market Officer

                           with a copy to:

                           CarrAmerica Realty Corporation
                           1850 K Street, N.W., Suite 500
                           Washington, D.C. 20006
                           Attn: Lease Administration

         or to such other person at such other address as Landlord may designate by notice to Tenant.

                  B.       Tenant. To Tenant as follows:

                           Prior to the Commencement Date:
                           SCM Microsystems, Inc.
                           47211 Bayside Parkway
                           Fremont, CA 94538
                           Attn: Chief Financial Officer

                           And to:

                           After the Commencement Date:
                           At the Premises
                           Attn: Chief Financial Officer

         or to such other person at such other address as Tenant may designate by notice to Landlord.

         Mailed notices shall be sent by United States certified or registered mail, or by a reputable national overnight courier service, postage prepaid. Mailed notices shall be deemed to have been given on the earlier of actual delivery or three (3) business days after posting in the United States mail in the case of registered or certified mail, and one (1) business day in the case of overnight courier. Tenant hereby appoints as its agent to receive the service of process in any action, or any notice required by law to be given prior to the commencement of any action, for recovery of possession of the Premises or any part thereof, and to receive service of all notices

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

hereunder (including dispossessory or distraint proceedings and notices thereunder), the person in charge of or occupying the Premises at the time, and, if no person shall be in charge of or occupying the same, then such service may be made by attaching the same on the main entrance of the Premises.

         23. QUIET POSSESSION. So long as Tenant shall perform all of its obligations under this Lease, Tenant shall enjoy peaceful and quiet possession of the Premises against any party claiming through the Landlord, subject to all of the terms of this Lease.

         24. REAL ESTATE BROKERS. Tenant represents to Landlord that Tenant has not dealt with any real estate broker with respect to this Lease except for any broker(s) listed in the Schedule, and no other broker is in any way entitled to any broker's fee or other payment in connection with this Lease by reason of Tenant's dealing with such broker. Tenant shall indemnify and defend Landlord against any Claims by any other broker or third party for any payment of any kind in connection with this Lease by reason of Tenant's dealing with such broker.

         25.      MISCELLANEOUS.

                  A. Successors and Assigns. Subject to the limits on Tenant's assignment contained in Section 17, the provisions of this Lease shall be binding upon and inure to the benefit of all successors and assigns of Landlord and Tenant.

                  B. Date Payments Are Due. Except for payments to be made by Tenant under this Lease which are due upon demand or are due in advance (such as Base Rent), Tenant shall pay to Landlord any amount for which Landlord renders a statement of account within ten (10) days of Tenant's receipt of Landlord's statement.

                  C. Meaning of "Landlord", "Re-Entry", "including" and "Affiliate". The term "Landlord" means only the owner of the Project and the lessor's interest in this Lease from time to time. The words "re-entry" and "re-enter" are not restricted to their technical legal meaning. The words "including" and similar words shall mean "without limitation." The word "affiliate" shall mean a person or entity controlling, controlled by or under common control with the applicable entity. "Control" shall mean the power directly or indirectly, by contract or otherwise, to direct the management and policies of the applicable entity.

                  D. Time of the Essence. Time is of the essence of each provision of this Lease.

                  E. No Option. The submission of this Lease to Tenant for review or execution does not create an option or constitute an offer to Tenant to lease the Premises on the terms and conditions contained herein, and this Lease shall not become effective unless and until it has been executed and delivered by both Landlord and Tenant.

                  F. Severability. If any provision of this Lease is determined to be invalid, illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

                  G. Governing Law. This Lease shall be governed in all respects by the laws of the state in which the Project is located, without regard to the principles of conflicts of laws.

                  H. Lease Modification. Tenant agrees to modify this Lease in any way requested by a mortgagee which does not cause increased expense to Tenant or otherwise materially adversely affect Tenant's interests under this Lease.

                  I. No Oral Modification. No modification of this Lease shall be effective unless it is a written modification signed by both parties.

                  J. Landlord's Right to Cure. Landlord may cure any default by Tenant after the expiration of any applicable notice and cure periods and any expenses incurred shall become Additional Rent due from Tenant on demand by Landlord.

                  K. Captions. The captions used in this Lease shall have no effect on the construction of this Lease.

                  L. Authority. Landlord and Tenant each represents to the other that it has full power and authority to execute and perform this Lease.

                  M. Landlord's Enforcement of Remedies. Landlord may enforce any of its remedies under this Lease either in its own name or through an agent.

                  N. Entire Agreement. This Lease, together with all Appendices, constitutes the entire agreement between the parties. No representations or agreements of any kind have been made by either party which are not contained in this Lease.

                  O. Landlord's Title. Landlord's title shall always be paramount to the interest of the Tenant, and nothing in this Lease shall empower Tenant to do anything which might in any way impair Landlord's title.

                  P. Light and Air Rights. Landlord does not grant in this Lease any rights to light and air in connection with Project. Landlord reserves to itself, the Project, the Building below the improved floor of each floor of the Premises, the Building above the ceiling of each floor of the Premises, the exterior of the Premises and the areas on the same floor outside the Premises, along with the areas within the Premises required for the installation and repair of utility lines and other items required to serve other tenants of the Building.

                  Q. Singular and Plural. Wherever appropriate in this Lease, a singular term shall be construed to mean the plural where necessary, and a plural term the singular. For example, if at any time two parties shall constitute Landlord or Tenant, then the relevant term shall refer to both parties together.

                  R. No Recording by Tenant. Tenant shall not record in any public records any memorandum or any portion of this Lease.

                  S. Exclusivity. Landlord does not grant to Tenant in this Lease any exclusive right except the right to occupy its Premises.

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

                  T. No Construction Against Drafting Party. The rule of construction that ambiguities are resolved against the drafting party shall not apply to this Lease.

                  U. Survival. The waivers of claims or rights, the releases and the obligations of Tenant under this Lease to indemnify, protect, defend and hold harmless Landlord and other Indemnitees shall survive the expiration or earlier termination of this Lease, and so shall all other obligations or agreements of Landlord or Tenant hereunder which by their terms survive the expiration or earlier termination of this Lease.

                  V. Rent Not Based on Income. No Rent or other payment in respect of the Premises shall be based in any way upon net income or profits from the Premises. Tenant may not enter into or permit any sublease or license or other agreement in connection with the Premises which provides for a rental or other payment based on net income or profit.

                  W. Building Manager and Service Providers. Landlord may perform any of its obligations under this Lease through its employees or third parties hired by the Landlord.

                  X. Late Charge and Interest on Late Payments. Without limiting the provisions of Section 12.A, if Tenant fails to pay any installment of Rent or other charge to be paid by Tenant pursuant to this Lease within ten
(10) days after the same becomes due and payable, then Tenant shall pay a late charge equal to the greater of five percent (5%) of the amount of such payment or $250. In addition, interest shall be paid by Tenant to Landlord on any late payments of Rent from the date due until paid at the rate provided in Section 2.D(2). Such late charge and interest shall constitute Additional Rent due and payable by Tenant to Landlord upon the date of payment of the delinquent payment referenced above. Notwithstanding the provisions of this Section 25.K to the contrary, no late charge shall be assessed the first time during the Lease Term that Rent is not paid within five (5) business days after the date on which it is due and payable, so long as Tenant shall pay any such delinquent amount within three (3) days after notice of such delinquency from Landlord.

                  Y. Tenant's Financial Statements. Within ten (10) days after Landlord's written request therefor (which may be made only in connection with a default by Tenant or a bona fide sale, financing or other similar transaction involving the Project), Tenant shall deliver to Landlord the current certified (or audited, if available) audited annual and quarterly financial statements of Tenant, and annual certified (or audited, if available) audited financial statements of the two (2) years prior to the current year's financial statements, each with an opinion of a certified public accountant, including a balance sheet and profit and loss statement for the most recent prior year, all prepared in accordance with generally accepted accounting principles consistently applied; provided, however, that as long as Tenant's financial statements are readily available over the Internet or otherwise publicly available, Tenant shall not be obligated to deliver them to Landlord hereunder. Landlord shall exercise commercially reasonable efforts to keep all such financial statements confidential, provided that Landlord may disclose the same to existing or prospective lenders, investors, partners, purchasers or other persons reasonably having a need to review such financial statements

                  Z. Attorneys' Fees. In any arbitration, quasi-judicial or administrative proceedings or any action in any court of competent jurisdiction, brought by either party to enforce any covenant or any of such party's rights or remedies under this Lease, including any action for declaratory relief, or any action to collect any payments required under this Lease or to quiet title against the other party, the prevailing party shall be entitled to reasonable attorneys' fees and all costs, expenses and disbursements in connection with such action, including the costs of reasonable investigation, preparation and professional or expert consultation, which sums may be included in any judgment or decree entered in such action in favor of the prevailing party.

                  AA.      Other Improvements. If portions of the Project or
property adjacent to the Project (collectively, the "Other Improvements") are owned by an entity other than Landlord, Landlord, at its option, may enter into an agreement with the owner or owners of any of the Other Improvements to provide (i) for reciprocal rights of access, use and/or enjoyment of the Project and the Other Improvements, (ii) for the common management, operation, maintenance, improvement and/or repair of all or any portion of the Project and all or any portion of the Other Improvements, (iii) for the allocation of a portion of Operating Costs and Taxes to the Other Improvements and the allocation of a portion of the operating expenses and taxes for the Other Improvements to the Project, (iv) for the use or improvement of the Other Improvements and/or the Project in connection with the improvement, construction, and/or excavation of the Other Improvements and/or the Project, and (v) for any other matter which Landlord deems necessary. Nothing contained herein shall be deemed or construed to limit or otherwise affect Landlord's right to sell all or any portion of the Project or any other of Landlord's rights described in this Lease.

                  BB.      Approvals. Except as otherwise expressly set forth in
this Lease, whenever the Lease requires an approval, consent, designation, determination, selection or judgment by either Landlord or Tenant, such approval, consent, designation, determination, selection or judgment and any conditions imposed thereby shall be reasonable and shall not be unreasonably withheld or delayed.

         26. UNRELATED BUSINESS INCOME. If Landlord is advised by its counsel at any time that any part of the payments by Tenant to Landlord under this Lease may be characterized as unrelated business income under the United States Internal Revenue Code and its regulations, then Tenant shall enter into any amendment proposed by Landlord to avoid such income, so long as the amendment does not require Tenant to make more payments or accept fewer services from Landlord, than this Lease provides, or materially increase Tenant's obligations, or otherwise materially impair Tenant's rights under the Lease.

         27. BUILDING RENOVATIONS. It is specifically understood and agreed that Landlord has made no representation or warranty to Tenant and has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth herein or in the Tenant Improvement Agreement. However, Tenant hereby acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the "Renovations") the Project, the Building and/or the Premises including without limitation the parking structure, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) installing sprinklers in the Building common areas and tenant spaces, (ii) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, and (iii) installing new floor covering, lighting, and wall coverings in the Building common areas, and in connection with any Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Project, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord's actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent. Except to the extent of Landlord's gross negligence, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant's business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant's personal property or improvements resulting from the Renovations or Landlord's actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord's actions.

         28.      HAZARDOUS SUBSTANCES.

                  A. Prohibition Against Hazardous Substances. Tenant shall not cause or permit any Hazardous Substances to be brought upon, produced, stored, used, discharged or disposed of in or near the Project by Tenant, its agents, employees, contractors or invitees, without Landlord's prior written consent, which Landlord may give or withhold in its sole discretion. Any handling, transportation, storage, treatment, disposal or use of any Hazardous Substances in or about the Project by Tenant, its agents, employees, contractors or invitees shall strictly comply with all applicable Governmental Requirements. Tenant shall be solely responsible for obtaining and complying with all permits necessary for the maintenance and operation of its business, including, without limitation, all permits governing the use, handling, storage, treatment, transport, discharge and disposal of Hazardous Substances. Tenant shall indemnify, defend and hold Landlord harmless from and against any Claims (including, without limitation, diminution in value of the Premises or the Project, damages for the loss or restriction on use of leasable space or of any amenity of the Premises or the Project, damages arising from any adverse impact on marketing of space in the Project, Remedial Work, and sums paid in settlement of claims) which result from or arise out of the use, storage, treatment, transportation, release, or disposal of any Hazardous Substances on or about the Project by Tenant or any Tenant Parties. If any lender or governmental agency shall require testing for Hazardous Substances in the Premises, Tenant shall pay for such testing. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease until all Claims within the scope of this Section 27.A are fully, finally, and absolutely barred by the applicable statutes of limitations.

                  B. Landlord Notification. Tenant shall promptly provide Landlord with complete copies of all documents, correspondence and other written materials directed to or from, or relating to, Tenant concerning environmental issues at the Premises or the Project, including, without limitation, documents relating to the release, potential release, investigation, compliance, cleanup and abatement of Hazardous Substances, and any claims, causes of action or other legal documents related to same. Within twenty-four (24) hours of any unauthorized release, spill or discharge of Hazardous Substances, in, on, or about the Premises or Project by Tenant, Tenant shall provide written notice to Landlord fully describing the event. Tenant shall also provide Landlord with a copy of any document or correspondence submitted by or on behalf of Tenant to any regulatory agency as a result of or in connection with the unauthorized release, spill or discharge. Within twenty-four (24) hours of receipt by Tenant of any warning, notice of violation, permit suspension or similar disciplinary measure relating to Tenant's actual or alleged failure to comply with any environmental law, rule, regulation, ordinance or permit, Tenant shall provide written notice to Landlord.

                  C. Remedial Work. If any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or remediation of Hazardous Substances (collectively, "Remedial Work") is required under any Governmental Requirements due to Tenant's use of Hazardous Substances, then Tenant shall perform or cause to be performed the Remedial Work in compliance with Governmental Requirements or, at Landlord's option, Landlord may cause such Remedial Work to be performed and Tenant shall reimburse Landlord for the reasonable costs thereof within thirty (30) days after demand therefor. All Remedial Work performed by Tenant shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord, and under the supervision of a consulting engineer selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineer and Landlord's reasonable attorneys' and experts' fees and costs incurred in connection with monitoring or review of such Remedial Work.

                  D. Environmental Questionnaire. Prior to execution of this Lease, Tenant shall complete, execute and deliver to Landlord an Environmental Questionnaire and Disclosure Statement. The completed Environmental Questionnaire shall be deemed incorporated into this Lease for all purposes, and Landlord shall be entitled to rely fully on the information contained therein. Tenant shall immediately update and resubmit to Landlord the Environmental Questionnaire if changes occur in the nature, content, handling, storage, use, treatment, transport, discharge, or disposal of the Hazardous Substances described therein. Attached hereto as Exhibit E is a form of Environmental Questionnaire to be executed in accordance with the foregoing provision.

                  E. Definition of "Hazardous Substances". "Hazardous Substances" means any hazardous or toxic substances, materials or waste which are or become regulated by any local government authority, the state in which the Project is located or the United States government, including those substances described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any other applicable federal, state or local law, and the regulations adopted under these laws.

         29. EXCULPATION. Landlord shall have no personal liability under this Lease; its liability shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the interest of Landlord in the Project or
(b) the equity interest Landlord would have in the Project if the Project were encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project (as such value is determined by Landlord). In no event shall Landlord's liability extend to any other property or assets of Landlord, nor shall any officer, director, employee, agent, shareholder, partner, member or beneficiary of Landlord be personally liable for any of Landlord's obligations hereunder. Further, in no event shall Landlord be liable under any circumstances for any consequential damages or for injury or damage to, or interference with, Tenant's business, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill, or loss of use, however occurring.

         30. COMMUNICATIONS AND COMPUTER LINES. Tenant may install, maintain, replace, remove or use any communications or computer wires and cables (collectively, the "Lines") at the Project in or serving the Premises, provided that (i) Tenant shall obtain Landlord's prior written consent, use an experienced and qualified contractor approved in writing by Landlord, and comply with all of the other provisions of this Lease, (ii) an acceptable number of spare Lines and space for additional Lines shall be maintained for existing and future occupants of the Project, as determined in Landlord's reasonable opinion,
(iii) the Lines therefor (including riser cables) shall be appropriately insulated to prevent excessive electromagnetic fields or radiation, and shall be surrounded by a protective conduit reasonably acceptable to Landlord, (iv) any new or existing Lines servicing the Premises shall comply with all applicable governmental laws and regulations, (v) as a condition to permitting the installation of new Lines, Landlord may require that Tenant remove existing Lines located in or serving the Premises and repair any damage in connection with such removal, and (vi) Tenant shall pay all costs in connection therewith. Landlord reserves the right to require that Tenant remove any Lines located in or serving the Premises which are installed in violation of these provisions, or which are at any time in violation of any laws or represent a dangerous or potentially dangerous condition.

         31.      OPTION TO EXTEND.

                  A. Subject to the terms and conditions set forth below, Tenant may at its option ("Renewal Option") extend the Term of this Lease for one (1) additional three (3) year period (the "Renewal Term"). If Tenant exercises the Renewal Option hereunder, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Renewal Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (i) the Base Rent payable by Tenant during the Renewal Term shall be as calculated in accordance with Section 31.C below, (ii) Tenant shall continue to possess and occupy the Premises in their existing condition, "as is" as of the commencement of the Renewal Term, and Landlord shall have no obligation to repair (except for normal repairs that are landlord's responsibility during the Term), remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever, and (iii) Tenant shall have no further rights to extend the Term of this Lease after the expiration of the Renewal Term.

                  B. To exercise the Renewal Option, Tenant must deliver an unconditional binding notice to Landlord via certified mail or hand delivery not sooner than three hundred sixty-five (365) days nor later than one hundred eighty (180) days prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection C below.. Such calculations shall be final and shall not be recalculated at the actual commencement of such Renewal Term. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its Renewal Option.

                  C. The Base Rent during the Renewal Term shall be ninety-five percent (95%) of the prevailing market rental rate for the Premises, determined by evaluating Comparable Space (as defined below) for a term commencing on or about the commencement date of the Renewal Term (the "Market Rate"). For this purpose, "Comparable Space" shall mean commercial space comparable to the Premises that is (i) not subleased; (ii) not subject to another tenant's expansion rights; (iii) not leased to a tenant that holds an ownership interest in the landlord; (iv) comparable in size, location, and quality to the Premises; (v) leased for a term comparable to the Renewal Term; and (vi) located in the Building or other comparable industrial projects in the vicinity of the Building. In determining the Market Rate, the parties shall include all escalations and take into consideration (a) free rent and other rental abatement concessions, if any, being granted to tenants in connection with the Comparable Space; and (b) tenant improvements or allowances provided or to be provided for the Comparable Space, and the value of the existing improvements in the Premises to Tenant, based on age, quality, and layout of the improvements.

                  D.       The Base Rent shall be determined as follows:

                           1.       If Tenant provides Landlord with its
unconditional binding notice of exercise pursuant to Subsection B above, then, prior to the commencement of the Renewal Term, Landlord shall deliver to Tenant a good faith written proposal of the Market Rate. Within twenty-one (21) days after receipt of Landlord's proposal, Tenant shall notify Landlord in writing
(a) that Tenant accepts Landlord's proposal or (b) that Tenant elects to submit the determination of Market Rate to arbitration in accordance with Subsections 31.D(2) through 31.D(4) below. If Tenant does not give Landlord a timely notice in response to Landlord's proposal, Landlord's proposal of Market Rate shall be binding upon Tenant.

                           2.       If Tenant timely elects to submit the
determination of Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Market Rate. If Landlord and Tenant are able to agree within thirty (30) days following the delivery of Tenant's notice to Landlord electing arbitration (or if Tenant accepts Landlord's initial proposal), then such agreement shall constitute a determination of Market Rate for purposes of this Section, and the parties shall immediately execute an amendment to this Lease stating the Base Rent for the Renewal Term. If Landlord and Tenant are unable to agree on the Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other in envelopes their respective good faith estimates of the Market Rate (set forth on a net effective rentable square foot per annum basis). If the higher of such estimates is not more than one hundred five percent (105%) of the lower, then the Market Rate shall be the average of the two. Otherwise, the dispute shall be resolved by arbitration in accordance with Subsections (3) and (4) below.

                           3.       Within seven (7) days after the exchange of
estimates, the parties shall select as an arbitrator an independent real estate broker with at least five (5) years of experience in leasing industrial space in the metropolitan area in which the Project is located (a "Qualified Appraiser"). If the parties cannot agree on a Qualified Appraiser, then within a second period of seven (7) days, each shall select a Qualified Appraiser and within ten
(10) days thereafter the two appointed Qualified Appraisers shall select an independent Qualified Appraiser and the independent Qualified Appraiser shall be the sole arbitrator. If one party shall fail to select a Qualified Appraiser within the second seven (7) day period, then the Qualified Appraiser chosen by the other party shall be the sole arbitrator.

                           4.       Within twenty-one (21) days after submission
of the matter to the arbitrator, the arbitrator shall determine the Market Rate by choosing whichever of the estimates submitted by Landlord and Tenant the arbitrator judges to be more accurate. The arbitrator shall notify Landlord and Tenant of its decision, which shall be final and binding. If the arbitrator believes that expert advice would materially assist him, the arbitrator may retain one or more qualified persons to provide expert advice. The fees of the arbitrator and the expenses of the arbitration proceeding, including the fees of any expert witnesses retained by the arbitrator, shall be paid by the party whose estimate is not selected. Each party shall pay the fees of its respective counsel and the fees of any witness called by that party.

                           5.       Until the matter is resolved by agreement
between the parties or a decision is rendered in any arbitration commenced pursuant to this Section 31, Tenant's monthly payments of Base Rent during the Renewal Term shall be in an amount equal to Landlord's determination of the Market Rate. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrator, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Base Rent theretofore paid.

                  E. Except with respect to a Permitted Transfers, Tenant's right to exercise the Renewal Option is personal to, and may be exercised only by, the original named Tenant under this Lease or a Permitted Transferee. If Tenant shall assign this Lease or sublet all of the Premises under a sublease which is effective at any time during the final twelve (12) months of the initial Term, then immediately upon such assignment or subletting, Tenant's right to exercise the Renewal Option shall simultaneously terminate and be of no further force or effect. No assignee or subtenant other than the Permitted Transferees shall have any right to exercise the Renewal Option granted herein. In addition, if Tenant is in default under this Lease (after any applicable notice and cure period) at the time it exercises the Renewal Option or at any time thereafter until the commencement of the Renewal Term or if Tenant has been in default under this Lease (after any applicable notice and cure period) at any time prior to its exercise of the Renewal Option, Landlord shall have, in addition to all of its other rights and remedies under this Lease, the right (but not the obligation) to terminate the Renewal Option and to unilaterally revoke Tenant's exercise of the Renewal Option, in which case this Lease shall expire on the Termination Date, unless earlier terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Term.

         32. PERSONAL PROPERTY. On the Effective Date Landlord shall convey to Tenant all of its right title and interest in and to use all of the furniture, workstations and other personal property located in the Premises as of the date of this Lease (collectively, the "Existing Personal Property") more particularly described in the Bill of Sale attached hereto as Exhibit I. Tenant acknowledges, however, that Landlord makes, and has made, no representations or promises to Tenant as to the quality or condition of the furniture or its suitability for Tenant's purposes. Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost, shall remove all of the Existing Personal Property from the Premises and, without limiting any other of Tenant's obligations under this Lease, repair any and all damage caused to the Building and/or Project resulting from such removal.

         33. NO EXISTING TENANT. Landlord represents and warrants that (a) the existing tenant at the Premises has vacated the Premises, (b) the term if the existing lease at the Premises expires on February 28, 2003, and (c) Landlord holds title to the Existing Personal Property.

         IN WITNESS WHEREOF, the parties hereto have executed this Lease.

LANDLORD:

CARRAMERICA REALTY CORPORATION,
a Maryland corporation

By:___________________________________________________________
         Christopher S. Peatross
         Managing Director

Date of Execution:____________________________________________

TENANT:

SCM MICROSYSTEMS, INC.,
a Delaware corporation

By:___________________________________________________________

Name:_________________________________________________________

Title:________________________________________________________
         [chairman, president or vice-president]

By:___________________________________________________________

Name:_________________________________________________________

Title:________________________________________________________
         [secretary, assistant secretary,
         chief financial officer or assistant treasurer]

Date of Execution:____________________________________________

                                    EXHIBIT A

                               OUTLINE OF PREMISES

                                  See Attached

                                    EXHIBIT B

                              RULES AND REGULATIONS

         1. Tenant shall not place anything, or allow anything to be placed near the glass of any window, door, partition or wall which may, in Landlord's reasonable judgment, appear unsightly from outside of the Project.

         2. The sidewalks, exits and entrances located in the common areas of the Project shall not be obstructed by Tenant or used by Tenant for any purposes other than for ingress to and egress from the Premises. Tenant shall lend its full cooperation to keep such areas free from all obstruction and in a clean and sightly condition and shall move all supplies, furniture and equipment as soon as received directly to the Premises and move all such items and waste being taken from the Premises (other than waste customarily removed by employees of the Building) directly to the shipping platform at or about the time arranged for removal therefrom.

         3. Tenant shall not bring upon, use or keep in the Premises or the Project any kerosene, gasoline or inflammable or combustible fluid or material, or any other articles deemed hazardous to persons or property, except those disclosed by Tenant in the completed Environmental Questionnaire provided to Landlord pursuant to Section 27.E of the Lease.

         4. Landlord shall have sole power to direct electricians as to where and how telephone and other wires are to be introduced. No boring or cutting for wires is to be allowed without Landlord's prior written consent (not to be unreasonably withheld or delayed). The location of telephones, call boxes and other office equipment affixed to the Premises shall be subject to Landlord's prior approval (not to be unreasonably withheld or delayed).

         5. No additional locks shall be placed upon any doors, windows or transoms in or to the Premises without Landlord's prior written consent (not to be unreasonably withheld or delayed). Tenant shall not change existing locks or the mechanism thereof without Landlord's prior written consent (not to be unreasonably withheld or delayed). Upon termination of the Lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. If the keys so furnished are lost, Tenant shall pay Landlord therefor. Tenant shall not make, or cause to be made, any such keys and shall order all such keys solely from Landlord and shall pay Landlord for any keys in addition to the two sets of keys originally furnished by Landlord for each lock.

         6. Tenant shall not install linoleum, tile, carpet or other floor covering so that the same shall be affixed to the floor of the Premises in any manner except as reasonably approved by Landlord.

         7. No furniture, packages, supplies, equipment or merchandise will be received in the Project, except between such hours as shall be reasonably designated by Landlord.

         8. Without Landlord's prior written consent (not to be unreasonably withheld or delayed), Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

         9. Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence or willful misconduct, which includes keeping doors locked and other means of entry to the Premises closed and secured.

         10. Peddlers, solicitors and beggars shall be reported to the office of the Project or as Landlord otherwise requests.

         11. Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates the letter or spirit of any code of ethics adopted by any recognized association or organization pertaining to such business, profession or activities.

         12. Tenant shall not make or permit any noise, vibration or odor to emanate from the Premises, or do anything therein tending to create, or maintain, a nuisance.

         13. Tenant acknowledges that Building security problems may occur which may require the employment of extreme security measures in the day-to-day operation of the Project.

         Accordingly:

                  (a) Landlord may, at any time, or from time to time, or for regularly scheduled time periods, as deemed advisable by Landlord and/or its agents, in their sole discretion, require that persons entering or leaving the Building or the Project identify themselves to watchmen or other employees designated by Landlord, by registration, identification or otherwise.

                  (b) Tenant agrees that it and its employees will cooperate fully with Project employees in the implementation of any and all security procedures.

                  (c) Such security measures shall be the sole responsibility of Landlord, and Tenant shall have no liability for any action taken by Landlord in connection therewith, it being understood that Landlord is not required to provide any security procedures and shall have no liability for such security procedures or the lack thereof.

         14. Tenant shall not disturb the quiet enjoyment of any other tenant.

         15. Landlord may retain a pass key to the Premises and, subject to the terms of the Lease, be allowed admittance thereto at all times to enable its representatives to examine the Premises from time to time and to exhibit the same and Landlord may place and keep on the windows and doors of the Premises at any time during the last six (6) months of the Term, signs advertising the Premises for Rent.

         16. No equipment, mechanical ventilators, awnings, special shades or other forms of window covering shall be permitted either inside or outside the windows of the Premises without

Landlord's prior written consent (not to be unreasonably withheld or delayed), and then only at the expense and risk of Tenant, and they shall be of such shape, color, material, quality, design and make as may be reasonably approved by Landlord.

         17. Tenant shall not during the term of this Lease canvas or solicit other tenants of the Building for any purpose.

         18. Tenant shall not install or operate any phonograph, musical or sound- producing instrument or device, radio receiver or transmitter, TV receiver or transmitter, or similar device in the Building, nor install or operate any antenna, aerial, wires or other equipment inside or outside the Building, nor operate any electrical device from which may emanate electrical waves which may interfere with or impair radio or television broadcasting or reception from or in the Building or elsewhere, without in each instance Landlord's prior written approval (not to be unreasonably withheld or delayed). The use thereof, if permitted, shall be subject to control by Landlord to the end that others shall not be disturbed.

         19. Tenant shall promptly remove all rubbish and waste from the Premises.

         20. Tenant shall not exhibit, sell or offer for sale, rent or exchange in the Premises or at the Project any article, thing or service, except those ordinarily embraced within the use of the Premises specified in Section 6 of this Lease, without Landlord's prior written consent.

         21. Tenant shall not overload any floors in the Premises or any public corridors or elevators in the Building.

         22. Tenant shall not do any painting in the Premises, or mark, paint, cut or drill into, drive nails or screws into, or in any way deface any part of the Premises or the Building, outside or inside, without Landlord's prior written consent (not to be unreasonably withheld or delayed).

         23. Whenever Landlord's consent, approval or satisfaction is required under these Rules, then unless otherwise stated, any such consent, approval or satisfaction must be obtained in advance, such consent or approval may be granted or withheld in Landlord's reasonable discretion, and Landlord's satisfaction shall be determined in its reasonable judgment.

         24. Tenant and its employees shall cooperate in all fire drills conducted by Landlord in the Building.

                                    EXHIBIT C

                          TENANT IMPROVEMENT AGREEMENT

         This Tenant Improvement Agreement ("Agreement") is an integral part of the Lease dated March 3, 2003 ("Lease") relating to certain Premises described therein, and except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Agreement. Capitalized terms used in this Agreement not otherwise defined herein shall have the meaning given such terms in the Lease. Landlord and Tenant agree as follows with respect to the Tenant Improvements, if any, to be installed in the Premises:

         1.       INITIAL TENANT IMPROVEMENTS.

                  (a) Landlord shall cause to be performed as soon as reasonably practicable the initial alterations, additions and improvements (the "Tenant Improvements") to the Premises identified on the Space Plan and related Notes attached to the Lease as Exhibit C-1 (collectively, the "Approved Space Plan"), subject to and in accordance with Landlord's standard specifications for the Building ("Building Standard Specifications") including, but not limited to, the standard building materials which are currently being used by Landlord for the Building. Landlord will provide Tenant with a copy of the Building Standard Specifications upon Tenant's request. The work of constructing the Tenant Improvements is referred to as "Landlord's Work".

                  (b) Following execution of the Lease, Landlord shall cause to be prepared, at its sole cost and expense, and delivered to Tenant, for Tenant's review and approval, final working drawings for Landlord's Work (the "Final Plans"). Tenant shall have deemed to approved the Final Plans if it fails to notify Landlord of its disapproval within three (3) business days after delivery of the Final Plans. Tenant may only disapprove the Final Plans if the Final Plans differ from the Approved Space Plan or the Building Standard Specifications. The Tenant Improvements shown on the Final Plans shall be substantially consistent with those initially identified on the Approved Space Plan, and Landlord shall cause Landlord's Work to be performed substantially as shown on the Final Plans, excepting only minor variations (i.e., variations which are not inconsistent with the intent of the Final Plans) as Landlord may deem advisable, and any Change Orders approved by Landlord.

         2. CHANGE ORDERS. If, prior to the Substantial Completion Date, Tenant shall request improvements or changes to the Premises in addition to, revision of or substitution for the Tenant Improvements identified on the Approved Space Plan, including, without limitation, any request for above-Building standard finishes or other detailed specifications (individually or collectively, "Change Order Requests"), Tenant shall deliver to Landlord for its approval, which approval shall not be unreasonably withheld or delayed, plans and specifications for such Change Order Requests. If Landlord does not approve of the plans for such Change Order Requests, Landlord shall advise Tenant of the revisions required. Tenant shall revise and redeliver the plans and specifications to Landlord within five (5) days of Landlord's advice or Tenant shall be deemed to have abandoned its request for such Change Order Requests. Tenant shall pay for the preparation and revision of plans and specifications relating to Change Order Requests, and any increase in the cost of construction of the Tenant Improvements resulting from Change Order Requests.

         3. TENANT IMPROVEMENT COSTS. Landlord shall bear the cost of construction of the Tenant Improvements, except for the following, which shall be Tenant's responsibility: (a) any increase in the cost of construction of the Tenant Improvements resulting from Change Order Requests, and (b) any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay (as defined in Section 4 below). If Landlord and Tenant agree on any Change Order Requests as provided in Section 2 above, Landlord shall furnish Tenant with an invoice specifying the estimated increase in the cost of the Tenant Improvements resulting therefrom, and Tenant shall pay such estimated increase to Landlord within three (3) days thereafter. Tenant acknowledges and agrees that any such invoice shall be based solely on an estimate of the increase in the cost of the Tenant Improvements, and shall not be binding on Landlord or Landlord's contractor, nor shall Tenant's payment on account of such estimate limit Tenant's obligation hereunder to pay the amount specified in clauses (a) and (b) above.

         4. SUBSTANTIAL COMPLETION. The "Substantial Completion Date" shall be the date that Landlord, its architect, engineer or construction manager determines that Landlord's Work has been completed, except for (A) finishing details, minor omissions, mechanical adjustments, and similar items of the type customarily found on an architectural punch-list (the "Punch-List Items"), the correction or completion of which will not substantially interfere with Tenant's occupancy and use of the Premises; and (B) trade fixtures, workstations, telecommunications or computer cabling or built-in furniture or equipment to be installed by Tenant ("Substantial Completion"); provided, however, that if Landlord is delayed in completing Landlord's Work or in delivering possession of the Premises to Tenant as a result of any Tenant Delay (as defined below), the Substantial Completion Date shall be deemed to have occurred on the date the Substantial Completion Date would have occurred in the absence of such Tenant Delay, as reasonably determined by Landlord or Landlord's architect. Tenant shall be responsible for and shall pay any costs and expenses incurred by Landlord in connection with, or as a consequence of, any Tenant Delay. As used in this Lease, the term "Tenant Delay" means a delay in the completion of Landlord's Work or the delivery of possession of the Premises to Tenant, to the extent caused by the act, omission, neglect or failure of Tenant or any of Tenant's agents, employees, contractors or subcontractors, including, without limitation, any Change Order Requests. Tenant shall have the right to submit (a) a list of Punch-List Items to Landlord within thirty (30) days of Substantial Completion and (b) a list of latent defects within one (1) year following the Substantial Completion Date, setting forth any defective item of construction, and provided that Tenant has submitted such lists within the foregoing periods, Landlord shall promptly cause such items to be corrected.

         5. CONDITION OF TENANT IMPROVEMENTS. Effective upon delivery of the Premises to Tenant, Landlord warrants that (a) construction of the Tenant Improvements was performed in accordance with all Laws and the Final Plan and in a good and workmanlike manner, and (b) all material and equipment installed in the Premises conformed to the Final Plan and was new and otherwise of good quality.

         6. MISCELLANEOUS. Terms used in this Exhibit C shall have the meanings assigned to them in the Lease. The terms of this Exhibit C are subject to the terms of the Lease.

                                   EXHIBIT C-1

                                 LANDLORD'S WORK

         As provided in Section 3.A of the Lease to which this Exhibit is attached, Landlord is leasing the Premises to Tenant "as is", without any obligation to alter, remodel, improve, repair or decorate any part of the Premises and without any express or implied representations or warranties of any kind, except for the following Landlord's Work:

         1. Carpets to be cleaned. The exception being the lobby carpet which shall be replaced.

         2.       New paint throughout the Premises.

         3.       All windows (inside and out) shall be cleaned and washed.

         4.       All interior blinds to be cleaned.

         5.       All tile floors shall be stripped and waxed.

         6. An additional 10' counter in the kitchen area shall be installed (without a sink).

         7.       VCT flooring shall be installed in warehouse area.

         8.       Replace all broken, discolored or odd variety ceiling tiles.

         9.       Replace all burned out or discolored fluorescent bulbs.

         10. Install drop ceiling, HVAC and lighting in warehouse area to create a lab environment, including painting the walls and installing insulation, a ceiling and carpet to conform to the remainder of the Premises

         11.      Replace grade door with a glass version grade door.

         12.      Remove blinds and screens in lobby.

         13. Convert the janitor closet in the training room to a unisex shower (shall be completed by Landlord at Tenant's sole cost).

                               APPROVED SPACE PLAN

                                  See Attached

                                   EXHIBIT D

                         COMMENCEMENT DATE CONFIRMATION

         THIS CONFIRMATION AGREEMENT is entered into as of _______________ __, 20__ by and between CARRAMERICA REALTY CORPORATION, a Maryland corporation ("Landlord"), and SCM MICROSYSTEMS, INC., a Delaware corporation ("Tenant"), with respect to that certain Lease dated as of March 3, 2003 (the "Lease") respecting certain premises (the "Premises") located in the building known as 225-231 Charcot Avenue, San Jose, California.

         Pursuant to Section 1.A of the Lease, Landlord and Tenant hereby confirm and agree that the Commencement Date (as defined in the Lease) is ________________ __, 20___ and that the Termination Date (as defined in the Lease) is _______________ __, 20__.

         This Confirmation Agreement supplements, and shall be a part of, the Lease.

         IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Confirmation Agreement as of the day and year first above written.

LANDLORD:

CARRAMERICA REALTY CORPORATION,
a Maryland corporation

By:___________________________________________________________
         Christopher S. Peatross
         Managing Director

Date of Execution:____________________________________________

TENANT:

SCM MICROSYSTEMS, INC.
a Delaware corporation

By:___________________________________________________________

Name:_________________________________________________________

Title:________________________________________________________

Date of Execution:____________________________________________

                                    EXHIBIT E

                           ENVIRONMENTAL QUESTIONNAIRE

         As a new tenant of the Project, answer based upon: (1) any existing or previous operations of the same kind which Tenant has conducted elsewhere, and
(2) Tenant's plans for the new space. For each answer, specify which operation(s) you are describing.

1. SOLID WASTE.

         a. Does the facility have an EPA Hazardous Waste generator number?

         b. Does the facility produce Hazardous Waste? Other chemical waste?

         c. Describe each type of waste generated (whether or not hazardous).

         d. If the facility produces hazardous waste, is it classified as a large quantity generator, small quantity generator or conditionally exempt small quantity generator?

         e. Are hazardous waste manifests maintained for three years on site?

         f. Please identify the waste disposal contractor.

2. WASTEWATER.

         a. Does the facility produce any "process wastewater," meaning any wastewater that has come in contact with chemicals or other materials in process (essentially, any discharge of water other than from sinks and toilets)?

         b. If so, please describe each type of process wastewater produced.

         c. Is any water discharged down the floor drains?

         d. Does the facility have a permit for its wastewater discharges?

3.  AIR EMISSIONS.

         a. Does the facility emit any chemicals or wastes into the air?

         b. Does the facility have an air permit?

         c. Does the facility treat any of its air emissions to remove air pollutants?

         d.  Describe the ventilation system for the facility.

4. GENERAL.

         a. Has the facility ever been charged with any violation of, or found in violation of any environmental requirements? If yes, please describe.

         b. Are you aware of any testing of soil or groundwater to determine whether any contamination exists in or around the facility? If so, please provide results.

         c. Please describe any hazardous materials present on site, their respective quantities and the containment measures for those materials.

                                    EXHIBIT H

                               INITIAL ALTERATIONS

               NO INITIAL ALTERATIONS APPROVED PRIOR TO EXECUTION

                                    EXHIBIT I

                                  BILL OF SALE

         FOR VALUABLE CONSIDERATION, receipt and adequacy of which is hereby acknowledged, the undersigned, Carramerica Realty Corporation, a Maryland corporation ("Landlord"), hereby sells, transfers, assigns and conveys to SCM Microsystems, Inc., a Delaware corporation ("Tenant"), all of Landlord's right, title and interest, if any, in and to the furniture, workstations and other personal property (collectively, the "Personal Property") described on Schedule 1 attached hereto and made a part hereof.

         This Bill of Sale is given pursuant to that certain Lease Agreement ("Lease") dated as of March 3, 2003 by and between Landlord and Tenant, pertaining to certain premises located at 225 Charcot Avenue, San Jose, California, as more particularly described in the Lease (the Premises"). Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

         Tenant acknowledges that the Personal Property is being conveyed by Landlord and accepted by Tenant "AS IS, WHERE IS", AND WITHOUT ANY WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, IT BEING THE INTENTION OF LANDLORD AND TENANT EXPRESSLY TO NEGATE AND EXCLUDE ALL WARRANTIES, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, WARRANTIES CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR BY ANY DESCRIPTION OF THE PROPERTY CONVEYED HEREUNDER, AND ALL OTHER WARRANTIES WHATSOEVER CONTAINED IN OR CREATED BY THE CALIFORNIA COMMERCIAL CODE.

         This Bill of Sale may be executed in one or more counterparts, each of which so executed and delivered shall be deemed an original, but all of which taken together shall constitute but one and the same instrument.

                        [SIGNATURES FOLLOW ON NEXT PAGE]

         IN WITNESS WHEREOF, Landlord and Tenant have executed this Bill of Sale as of March ___, 2003.

LANDLORD:

CARRAMERICA REALTY CORPORATION,
a Maryland corporation

By:___________________________________________________________
         Christopher S. Peatross
         Managing Director

TENANT:

SCM MICROSYSTEMS, INC.,
a Delaware corporation

By:___________________________________________________________

Name:_________________________________________________________

Title:________________________________________________________

                                   SCHEDULE 1

         1.       All Westinghouse cubicles including chairs in the Premises.

         2.       All office furniture including chairs in the Premises.

         3.       All tables and chairs in the training room in the Premises.

         4.       All conference room furniture in the Premises.